UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2007

Dear Shareholder,

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:30 a.m. on Tuesday, May 8, 2007, at the Beechwood Hotel, 363 Plantation Street, Worcester, MA  01605.

At the Annual Meeting, seven persons will be elected to the Board of Directors. The Company will also seek shareholder approval of the Charles River Laboratories International, Inc. 2007 Incentive Plan authorizing the issuance of up to 6,300,000 shares of common stock.  In addition to the election of directors and the approval of the 2007 Incentive Plan, the Company will also ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2007. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

Sincerely,

James C. Foster Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 8, 2007

To the Shareholders of
Charles River Laboratories International, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation (the Company), will be held on Tuesday, May 8, 2007, at the Beechwood Hotel, 363 Plantation Street, Worcester, MA  01605, at 8:30 a.m, for the following purposes:

1.                To elect seven members to the Board of Directors to hold office until the next Annual Meeting of Shareholders.

2.                To approve the Charles River Laboratories International, Inc. 2007 Incentive Plan authorizing the issuance of up to 6,300,000 shares of common stock.

3.                To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2007.

4.                To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on March 20, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

By Order of the Board of Directors

Joanne P. Acford Corporate Secretary
March 30, 2007

Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

CHARLES RIVER LABORATORIES

INTERNATIONAL, INC.

251 Ballardvale Street

Wilmington, MA 01887

(978) 658-6000

PROXY STATEMENT

For Annual Meeting of Shareholders

To be Held May 8, 2007

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation (the Company or Charles River), of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at the Beechwood Hotel, 363 Plantation Street, Worcester, MA on Tuesday, May 8, 2007, at 8:30 a.m., and any adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy and the Company’s Annual Report to Shareholders for the year ended December 30, 2006 are being mailed to shareholders on or about March 30, 2007.

When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted “FOR” the election of the Board’s nominees as directors and in favor of the approval of the 2007 Incentive Plan and the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2007.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. Broker non-votes are not counted for the purpose of electing directors, approving the proposal to approve the 2007 Incentive Plan or approving the ratification of the independent registered public accounting firm.

The close of business on March 20, 2007 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 20, 2007, the Company had 67,207,430 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of common stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid for such solicitation. The Company has retained Georgeson Shareholder Communication, Inc. to assist in the solicitation of proxies at a cost of approximately $8,500 plus reimbursement of expenses.

Votes Required

Nominees for election as directors at the Meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Withholding authority to vote for a nominee for director will have no affect on the outcome of the vote. The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required to approve the Company’s 2007 Incentive Plan and to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2007.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no affect on the voting on any matter that requires the affirmative vote of a plurality or a majority of the shares voting on the matter.

PROPOSAL ONE
ELECTION OF DIRECTORS

Under the Company’s By-laws, the number of members of the Company’s Board of Directors is fixed from time to time by the Board of Directors but may be increased or decreased either by the shareholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified or until their earlier death, resignation or removal.

The Board of Directors has voted to nominate Mr. James C. Foster, Mr. Stephen D. Chubb, Mr. George E. Massaro, Dr. George M. Milne, Jr., Mr. Douglas E. Rogers, Dr. Samuel O. Thier and Mr. William H. Waltrip for election at the Meeting. There are no family relationships between any of the Company’s directors or executive officers.

Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee’s place. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

The Board unanimously recommends a vote “FOR” the election of each of these nominees for directors.

NOMINEES FOR DIRECTORS

Name and Age as of the 2007 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
James C. Foster	56

Joined us in 1976 as General Counsel. Over the past 29 years, Mr. Foster has held various staff and managerial positions, with Mr. Foster being named our President in 1991, Chief Executive Officer in 1992 and Chairman in 2000. Mr. Foster has been a director since 1989.

Stephen D. Chubb	63

Chairman and Chief Executive Officer of Matritech, Inc., a leading developer of proteomics-based diagnostic products for the early detection of cancer, since its inception in 1987. He is also a certified public accountant. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Corp. Mr. Chubb serves as Chairman of the Board of Trustees of Mount Auburn Hospital in Cambridge, Massachusetts. From February 1999 to May 2002, Mr. Chubb served as a director of i-Stat Corporation, a manufacturer of diagnostic instruments. Mr. Chubb has been a director since 1994.

George E. Massaro	59

Director and Vice Chairman of Huron Consulting Group, Inc., a management consulting company, since June 2004 (Vice Chairman since March 2005). Previously, Mr. Massaro had been Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and served as a Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. Prior to joining Huron, he was the Managing Partner of Arthur Andersen’s New England practice from 1998 to 2002. Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. Mr. Massaro also serves as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England. Mr. Massaro is a certified public accountant and has been a director since 2003.

Name and Age as of the 2007 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
George M. Milne, Jr.	63

Retired from Pfizer Inc. in 2002 after working at the company in research and management positions for nearly 32 years, including Executive Vice President of Global Research and Development and President of Central Research, with global responsibility for Human and Veterinary Medicine R&D. Dr. Milne serves as a director of Mettler-Toledo International, Inc., MedImmune, Inc. and Aspreva Pharmaceutical Corporation, and is a venture partner of Radius Ventures LLC. Dr. Milne has been a director since 2002.

Douglas E. Rogers	52

Partner and founding member of Blackstone Healthcare Partners LLC, the healthcare partnership with The Blackstone Group, a private investment bank, since April 2003. Mr. Rogers has extensive experience in health care private equity investing and investment banking, including as Managing Director of Donaldson Lufkin & Jenrette’s Merchant Banking Group and Managing Director of Credit Suisse First Boston’s Private Equity Group. Previously, Mr. Rogers was a Vice President at Kidder Peabody & Co., Senior Vice President at Lehman Brothers and head of US Investment Banking at Baring Brothers. Mr. Rogers serves as a director of Computerized Medical Systems, Inc., Gerresheimer Group GmbH, and previously served on our Board from 1999 until 2001. Mr. Rogers has been a director since 2002.

Samuel O. Thier	69

Professor of Medicine and Professor of Health Care Policy at Harvard Medical School, Massachusetts General Hospital. In December 2002, Dr. Thier retired from the position of Chief Executive Officer of Partners HealthCare System, Inc., which he had held since July 1996. Previously, he served as President of Partners HealthCare System, Inc. from 1994 to 1996, Chief Executive Officer of MGH Corporation from 1994 to 1997, President of Massachusetts General Hospital from 1994 through 1996, and as President of Brandeis University from 1991 to 1994. He has served as President of the Institute of Medicine, National Academy of Sciences, and is a Fellow of the American Academy of Arts and Sciences. Dr. Thier is a director of Merck & Co., Inc. and the Federal Reserve Bank of Boston, a member of the Board of Overseers of TIAA-CREF and the Board of Overseers of Cornell University Weill Medical College, and a Trustee of The Commonwealth Fund. Dr. Thier has been a director since 2000.

Name and Age as of the 2007 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
William H. Waltrip	69

Retired Chairman and Chief Executive Officer of Bausch & Lomb, Inc., Mr. Waltrip was Chairman of the Board of Directors of Technology Solutions Company from 1993 to 2003. Previously, Mr. Waltrip served as Chief Executive Officer of Technology Solutions Company, as Chairman and Chief Executive Officer of Biggers Brothers, Inc., and as President and Chief Operating Officer of IU International Corporation. He was also previously President, Chief Executive Officer and a director of Purolator Courier Corporation. He is a director of Bausch & Lomb, Thomas & Betts Corporation and Theravance, Inc. Mr. Waltrip has been a director since 1996.

Corporate Governance

We are committed to operating our business with integrity and accountability. We strive to meet or exceed all of the corporate governance standards established by the New York Stock Exchange (NYSE), the Securities and Exchange Commission (SEC), and the federal government as implemented by the Sarbanes-Oxley Act of 2002.  Each of our Board members, other than Mr. Foster who is also Chief Executive Officer and President of the Company, are independent and have no significant financial, business or personal ties to the Company or management and all of our Board committees are composed of independent directors. Our Board adheres to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics which has been communicated to employees and posted on our website. We have always been diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely and accurate. We have implemented a Related Person Transactions Policy in order to promote the timely identification of transactions with related persons (as defined by the SEC) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements.  We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board of Directors) of alleged accounting and auditing concerns or violations including fraud. We have an internal Disclosure Committee which meets regularly and has adopted disclosure procedures and guidelines to help ensure that our public disclosures are accurate and timely. Copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics and our Related Person Transactions Policy are available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption. In addition, a copy of our Corporate Governance Guidelines, as amended in August 2006, is attached to this Proxy Statement as Appendix B.

Contacting the Board of Directors

In order to provide shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Company has adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the Lead Independent Director of the Board of Directors, William H. Waltrip, by writing to Mr. Waltrip, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential and forwarded by the Corporate Secretary directly to the Lead Independent Director.

Director Qualification Standards; Director Independence

Pursuant to the NYSE listing standards, our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. In accordance with these Standards, it must be determined that the director has no material relationship with the Company other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with the Company, and restrict commercial relationships of all directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm’s length with the Company and its subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The Board has determined that six of the seven directors standing for re-election to the Board are independent under these Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as Chief Executive Officer and President of the Company. As a result, Mr. Foster is not a voting member of any committee of the Board, except the Executive Committee.

In the course of the Board’s determining the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

•       each of our non-employee directors, the annual amount of sales to and/or purchases from the organization where he or she serves as an executive officer being below one percent of the gross annual revenues of each of those organizations; and

•       director Massaro, the annual amount of sales to and/or purchases from a company where one of his immediate family members serves as an executive officer, and determined that the amount was below one percent of the annual gross revenues of that company.

In addition, with respect to all of the Company’s non-employee directors, the Board considered the amount of the Company’s discretionary charitable contributions to organizations where he or she serves as an officer, director or trustee, and determined that the Company’s contributions constituted less than one percent of such organization’s total annual charitable receipts during the organization’s last completed fiscal year.

In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from the Company’s books and records and responses to questionnaires completed by the directors in connection with the preparation of this Proxy Statement.

The independent members of the Board of Directors typically meet in executive sessions following each regularly scheduled meeting of the full Board of Directors. Mr. Waltrip, the Lead Independent Director, has been chosen by the Board to preside at the executive sessions of the non-management directors. Mr. Foster does not attend such executive sessions of the Board. The full text of our Director Qualification Standards is available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption, within our Corporate Governance Guidelines, and is also attached at the end of Appendix B to this Proxy Statement.

The Board of Directors and its Committees

Meeting Attendance

All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All of the members of the Board attended the 2006 Annual Meeting of Shareholders. During 2006, there were seven meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2006.

Audit Committee and Financial Experts

The Audit Committee met nine times in 2006. During 2006, the members of the Audit Committee included Messrs. Chubb, Massaro, and Waltrip. The Board of Directors has unanimously determined that Messrs. Chubb and Massaro qualify as “audit committee financial experts” under Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934 and the NYSE regulations. In addition, the Board of Directors has determined that each of the members of the Audit Committee is “independent” under the rules of the NYSE and the SEC.  The Audit Committee is responsible for the engagement of our independent registered public accounting firm, reviewing the plans and results of the audit engagement with our independent registered public accounting firm, approving services performed by and the independence of our independent registered public accounting firm, considering the range of audit and non-audit fees, consulting with our independent registered public accounting firm regarding the adequacy of our internal controls and reviewing annual and quarterly financial statements. The Audit Committee is also responsible for administering our Related Persons Transaction Policy. A copy of the Audit Committee Charter is available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption.

Compensation Committee

The Compensation Committee met five times during 2006 and had four members: Ms. McGoldrick and Messrs. Milne, Rogers and Waltrip. The Board of Directors has determined that each of the members of the Compensation Committee are “independent” under the rules of the NYSE and the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for the Company in light of all relevant circumstances and which provide incentives that further the Company’s long-term strategic plan and are consistent with the culture of the Company and the overall goal of enhancing shareholder value. The Compensation Committee reviews compensation structure, policies, and programs to ensure (1) that legal and fiduciary responsibilities of the Board of Directors are carried out and (2) that such structure, policies and programs contribute to the success of the Company. In addition, the Compensation Committee reviews, approves and makes recommendations on the Company’s compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines and approves the compensation of the CEO and reviews the CEO’s recommendations on compensation for all of the Company’s executive officers, and approves such compensation when determined. As discussed below under “Compensation Discussion and Analysis—Factors Underlying the Ongoing Implementation of the Compensation Program—Role of Executive Officers in Setting Compensation Parameters”, other than Messrs. Foster and David Johst, no executive officers of the Company play a significant, ongoing role in assisting the Committee in setting executive or director compensation. The Compensation Committee also administers the Company’s equity incentive plans. A copy of the Compensation Committee Charter, which was amended in February 2007, is available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption.

The Compensation Committee engages Pearl Meyer & Partners (our outside consultants) as outside compensation consultants to advise the Compensation Committee on all matters related to the Company’s senior executives’ total cash compensation and long-term incentive compensation. The Company’s Human Resources Department assisted in coordinating the selection process that resulted in their engagement, which was conducted through an open “request for proposal”, and accordingly Mr. Johst, as the executive officer responsible for that department, as well as Mr. Foster, each provided input during the process. In 2006, the outside consultants assisted the Compensation Committee with the following:

•       review and validation of the Company’s peer competitor group;

•       review of the Company’s competitive market data for its executives and observations on program design, including pay philosophy, pay levels, and incentive pay mix;

•       calculation of annual long-term incentive (LTI) award levels for all management levels;

•       development and implementation of a new performance-based LTI program for 2007; and

•       preparation of annual tally sheets for use in evaluating total executive pay packages.

In addition, from time to time, as requested, the outside consultants provide advice to the Corporate Governance and Nominating Committee with respect to reviewing and structuring our policy regarding fees paid to and other equity compensation awarded to non-employee directors. Except as described above, the Company does not receive any other services from the outside consultants, nor has the Company utilized the services of any other compensation consultant in matters affecting senior executive or director compensation.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee met two times during 2006. The members of the committee included Messrs. Chubb, Thier and Waltrip, and Ms. McGoldrick. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee are “independent” under the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board, and compensation (including equity compensation) of non-employee directors. The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and director education, and considers and selects director nominees, including those submitted by shareholders in accordance with the by-laws for recommendation to the Board. The Corporate Governance and Nominating Committee also recommends directors for appointment to committees of the Board. The Corporate Governance and Nominating Committee oversees the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics.  A copy of the Corporate Governance and Nominating Committee Charter, which was amended in August 2006, is available on our website at www.criver.com under the “Investors Relations—Corporate Governance” caption.

The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, professional search firms, shareholders or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee’s background, board experience, industry experience, independence, financial expertise, and other relevant information and are interviewed by the Chairman of the Board and at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Committee, and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. The Corporate Governance and Nominating Committee evaluates the candidates based on the minimum qualifications described below as well as the criteria set forth in the Company’s Corporate Governance Guidelines. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas.

Board Nomination Process

The Corporate Governance and Nominating Committee has adopted guidelines regarding the qualifications required for Board nominees. These guidelines are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Diversity in business background, area of expertise, gender and ethnicity are also considered. The criteria for director nominees include: the candidate’s professional experience and personal accomplishments; the candidate’s independence from the Company and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate’s ability to function as a member of a diverse group; and an understanding of the Board’s governance role.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Recommendations for consideration of nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to shareholders in conjunction with the previous year’s meeting.

PROPOSAL TWO
APPROVAL OF THE 2007 INCENTIVE PLAN

The Board of Directors believes that the continued growth of the Company depends, in large part, upon its ability to attract and motivate key employees and directors, and that stock incentive awards are an important means of attracting, retaining and motivating talented employees and directors. Previously, the Company and its shareholders had approved the 2000 Incentive Plan, as amended in 2005, which had authorized a total of 9,889,000 shares for issuance to eligible participants. As of March 15, 2007, only 1,436,855 shares remained eligible for grant under the 2000 Incentive Plan. Accordingly, on March 22, 2007, the Board of Directors adopted the 2007 Incentive Plan (the Plan), subject to shareholder approval, to ensure that the Company may continue to attract key employees and directors who are expected to contribute to the Company’s success. If the Plan is not approved by shareholders, it will not be implemented in the form proposed.

The Plan provides that effective upon its approval by the shareholders of the Company, no further awards will be granted under the preexisting stock option and incentive plans of the Company. Depending on the forms of awards granted under the Plan, a maximum of 6,300,000 stock options or stock appreciation rights or as few as 2,739,130 full-value awards could be granted under the Plan. Accordingly, taking into account awards currently outstanding under our preexisting plans (as of March 15, 2007) and shares to be granted under the Plan, assuming that the Plan is approved by stockholders, a range spanning from approximately 8,806,633 to 12,367,503 shares may be issuable in the aggregate under all of the

Company’s stock plans (excluding the 796,440 unvested shares of restricted stock that are currently outstanding).  The closing price of the Company’s common stock on the NYSE on March 20, 2007 was $44.57.

The affirmative vote of a majority of the votes present or represented and entitled to vote at the Meeting is required to approve the Plan. This means that, assuming a quorum is present, the number of votes cast in favor of the proposal must exceed the number of votes cast against it.

The Board of Directors believes that the Plan will help the Company achieve its goals by keeping its incentive compensation program dynamic and competitive with those of other companies.

The Board of Directors believes that the Plan, authorizing the issuance of up to 6,300,000 shares of common stock, is in the best interest of the Company and its shareholders and recommends a vote “FOR” the approval of the Plan.

Summary of the Plan

The following is a brief summary of the material terms of the Plan, as proposed. This summary is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix A to this Proxy Statement.

General

The Company’s Board of Directors approved the Plan, subject to approval of the shareholders of the Company, including authorizing the issuance of up to 6,300,000 shares of common stock in connection with the Plan. The Plan may be amended by the Board of Directors or the Compensation Committee, provided that any amendment which is of a scope that requires shareholder approval in order to ensure continued qualification under the NYSE rules, favorable federal income tax treatment for any incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and for awards to be eligible for the performance-based exception under Code Section 162(m), is subject to obtaining such shareholder approval. The Plan is being submitted for shareholder approval at the Meeting to ensure qualification of the Plan under the NYSE rules and Sections 422 and 162(m) of the Code.

Eligibility to Receive Awards

All employees, non-employee directors and individuals providing services to the Company or its affiliates (approximately 8,000 people as of December 30, 2006) are potentially eligible to participate in the Plan. Eligibility for incentive stock options is limited to those individuals whose employment status would qualify them for the tax treatment of Sections 421 and 422 of the Code. Participants are not required to provide consideration to the Company or its affiliates for the grant or extension of awards under the Plan, other than to provide services to the Company or its affiliates.

New Plan Benefits

As the Plan requires the exercise of discretion by the Compensation Committee, we are generally unable to say what awards will be made under the Plan if adopted, or what awards would have been made had the plan been in place in prior years. However, as discussed in the section of this Proxy Statement entitled “Compensation Discussion & Analysis”, commencing in 2007, the Compensation Committee determined that long-term incentive awards for our executive officers will be comprised of two components—the first 3/4 of the awards are comprised of time-based equity grants (stock options and restricted stock) that were issued in February 2007 through grants under our preexisting 2000 Incentive Plan; the final 1/4 of the awards will be comprised of  performance awards, contingent on achievement of individualized and highly challenging goals over a 12-month performance period, which will be paid in the form of equity grants (restricted and unrestricted stock) issued pursuant to the Plan (assuming approval of the Plan by the shareholders of the Company). Accordingly, the awards set forth in the table below have already been allocated for future issuance under the Plan. Except as set forth in this table, the Company cannot now determine the number or type of awards to be granted in the future to any particular group or person.

2007 Incentive Plan

Name and Position	Dollar Value ($)	Number of Stock Awards(1)
James C. Foster Chairman, President and Chief Executive Officer	n/a	30,000
Thomas F. Ackerman Corporate Executive Vice President and Chief Financial Officer	n/a	9,200
Real H. Renaud Corporate Executive Vice President and President, Global Research Models and Services	n/a	9,200
David P. Johst Corporate Executive Vice President, Human Resources and Chief Administrative Officer	n/a	9,200
Nancy A. Gillett Corporate Executive Vice President and President, Global Preclinical Services	n/a	9,200
All current executive officers as a group	n/a	86,350
All current non-employee directors as a group.	n/a	0
Company employees other than current executive officers, as a group.	n/a	0

(1)          The amounts in this column reflect the target payout upon the achievement of the 12 month performance-based criteria. Actual awards will be within a range of 0%-125% of these amounts.

Administration of the Plan

The Compensation Committee administers the Plan. Subject to the provisions of the Plan, the Compensation Committee determines the persons to whom awards will be granted, the number of shares to be covered by each stock award and the terms and conditions upon which each of the awards may be granted including vesting periods and transferability.

Available Shares

Subject to adjustment upon certain corporate transactions or events, up to a maximum of 6,300,000 shares of common stock (the Fungible Pool Limit) may be subject to stock options, restricted stock, stock appreciation rights, unrestricted stock, deferred stock and other equity-based awards under the Plan. Each share issued or to be issued in connection with awards such as restricted stock and unrestricted stock that do not have option-like features (full-value awards) shall be counted against the Fungible Pool Limit as 2.3 units. Each share issued or to be issued that is subject to options, stock appreciation rights and other awards that have option-like features and that expire 7 years from the date of grant shall be counted against the Fungible Pool Limit as 1 unit. Awards not denominated in shares shall not count against the Fungible Pool Limit.

Shares that are forfeited or cancelled shall not be considered to have been delivered under the Plan, but shares held back in satisfaction of the exercise price or tax withholding requirements from shares that would otherwise have been delivered pursuant to an award will be considered to have been delivered under the Plan. The Compensation Committee will administer the appropriate methodology for calculating the number of shares of common stock issued pursuant to the Plan in accordance with the foregoing.

Description of Awards

The Plan provides for a number of awards including stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, cash performance awards and grants of cash made in connection with other awards in order to help defray in whole or in part the economic cost (including tax cost) of the award to the participant. In addition, the Plan provides that certain awards may be designated as performance awards if they are related to a performance period determined at the time of grant.

Stock Options

Stock options under the Plan may be either (1) options intended to qualify as “incentive stock options” under Section 422 of the Code, or (2) non-qualified stock options. Incentive stock options may be granted under the Plan to employees of the Company and its affiliates. Non-qualified stock options may be granted to employees of the Company and its affiliates, consultants and directors.

In accordance with federal tax laws, the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year under any incentive stock option of the Company may not exceed $100,000 calculated individually for each option holder. Options granted under the Plan may not be granted at a price less than the fair market value of the common stock on the date of grant, or 110% of fair market value in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company. The Compensation Committee determines the exercise price of each stock option provided that each option must have an exercise price that is not less than the fair market value of the common stock on the date of grant.

Stock Appreciation Rights (SARs)

SARs are rights entitling the holder upon exercise to receive cash or stock, as the Compensation Committee determines, equal to a function (determined by such factors as the Compensation Committee deems appropriate) of the amount by which the stock has appreciated in value since the date of the award. The Compensation Committee determines the exercise price of each SAR provided that each SAR must have an exercise price that is not less than the fair market value of the common stock on the date of grant.

Restricted Stock

Restricted stock is an award of stock subject to restrictions requiring that such stock be redelivered to the Company if specified conditions are not satisfied.

Unrestricted Stock

Unrestricted stock is an award of stock not subject to any restrictions under the Plan.

Deferred Stock

Deferred stock is a promise to deliver stock or other securities in the future on specified terms described in each deferred stock agreement.

Cash Performance Awards

A cash performance award is a performance award payable in cash.

Performance Awards

A performance award refers to an award granted to employees where receipt of an underlying final award is dependent upon satisfaction of specified performance criteria. At the beginning of each performance period, targeted performance levels will be established at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum beyond which no additional amounts will be paid. The percentage of each performance award that will become a final award will be determined by the Compensation Committee on the basis of the performance goals established and the performance achieved. A final award may be less than or greater than 100% of the performance award. Final awards may relate to, and upon vesting be paid in the form of, restricted stock, unrestricted stock, deferred stock, cash performance awards or cash (or any combination). Payment of final awards will be contingent upon the participant continuing to render services to the Company at such time (unless this condition is waived by the Compensation Committee).

Vesting and Exercisability

The Compensation Committee determines the time or times at which awards under the Plan will vest or become exercisable and the terms on which an award will remain exercisable. However, as discussed below, there are certain minimum vesting periods for issuances of full-value awards.

Repricings

Options and SARs may not be repriced without the approval of a majority of shares voting on the matter.

Transferability of Awards

No award granted under the Plan is transferable by the holder except by will or by the laws of descent and distribution.

Certain Share Limits on Awards under the Plan

Full-Value Award Limitations

All full-value awards that are not performance-based shall vest over a period of time at least three years or more from the date of grant and all performance-based full-value awards shall be subject to the attainment of performance objectives which require at least 12 months to achieve. However, full-value awards aggregating not more than 5% of the number of shares reserved for issuance under the Plan, as well as full-value awards to outside directors, may be awarded without regard to such vesting requirements.

Individual Award Limitations

The maximum number of shares of stock for which stock options may be granted to any person annually from and after adoption of the Plan and prior to March 22, 2017, the maximum number of shares of stock subject to SARs granted to any person annually during such period and the aggregate maximum number of shares of stock subject to other awards that may be delivered (or the value of which may be paid) to any person annually during such period, shall each be 2,000,000. For purposes of the preceding sentence, the repricing of a stock option or SARs will be treated as a new grant to the extent required under Section 162(m), assuming that the repricing is permitted by shareholders. Subject to these limitations, each person eligible to participate in the Plan will be eligible to receive awards covering up to the full number of shares of stock then available for awards under the Plan. No awards may be granted under the Plan after March 22, 2017, but previously granted awards may extend beyond that date.

In addition, no more than $3,000,000 may be paid to any individual with respect to any cash performance award (other than an award expressed in terms of shares of stock or units representing stock). In applying the dollar limitation of the preceding sentence, multiple cash performance awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to the $3,000,000 limit. Multiple cash performance awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company are not included in the limit described above; instead, they are subject in the aggregate to a separate $3,000,000 limit.

Reclassification of Stock

Under the Plan, if the shares of common stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of common stock as a stock dividend on its outstanding common stock, the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan and to the maximum share limits described above, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, including any exercise prices relating to the awards and any other provision of awards affected by such change.

Certain Transactions

If the Company undergoes any of (1) a consolidation or merger in which the Company is not the surviving corporation or which results in any individual, entity or “group” acquiring the beneficial ownership directly or indirectly of more than 50% of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (2) a sale or transfer of all or substantially all the Company’s assets, or (3) a dissolution or liquidation of the Company (each a Covered Transaction), all outstanding awards under the Plan shall vest and, if relevant, become exercisable, all performance criteria and other conditions to any award shall be deemed satisfied, and all deferrals measured by reference to or payable in shares of stock shall be accelerated. Upon consummation of a Covered Transaction, all awards then outstanding and requiring exercise or delivery shall terminate unless assumed by an acquiring or surviving entity or its affiliate as provided below. In the event of a Covered Transaction, the Compensation Committee may provide for substitute or replacement awards from, or the assumption of awards by, the acquiring or surviving entity or its affiliates on such terms as the Compensation Committee determines.

Federal Income Tax Considerations

The following is a description of certain U.S. federal income tax consequences of the issuance and exercise of awards under the Plan under U.S. federal income tax laws as currently in effect:

Incentive Stock Options

An optionee is generally not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be considered an adjustment for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon the exercise of an incentive stock option for at least two years following grant and at least one year following exercise, the optionee’s gain (or loss), if any, upon a subsequent disposition of such shares is a capital gain (or loss). The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain (or loss) in the year of disposition. The amount of the ordinary income will be the lesser of (1) the amount realized on disposition less the optionee’s adjusted basis in the stock (usually the exercise price) or (2) the difference between the fair market value of the stock on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be short-term capital gain or long-term capital gain depending on the holding period of the share. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee’s disposition of the shares after satisfying the required holding periods described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

Non-Qualified Stock Options

The grant of a non-qualified option will not result in taxable income to the optionee or deduction to the Company at the time of grant. The optionee will recognize taxable compensation, and the Company will have a corresponding deduction, at the time of exercise in the amount of the excess of the then fair market value of the shares acquired over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon disposition of the shares, the optionee will generally realize capital gain or loss, and the optionee’s basis for determining gain or loss will be the sum of the exercise price paid for the shares plus the amount of compensation income recognized on exercise of the option.

Stock Appreciation Rights

The amount of any cash or the fair market value of any stock received by a participant upon the exercise of SARs under the Plan will be subject to ordinary income tax in the year of receipt, and the Company will be entitled to a deduction for such amount.

Restricted Stock

A participant who receives restricted stock will recognize no income on the grant of the restricted stock and the Company will not qualify for any deduction, unless the election described below is made by the participant. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock, if any. The holding period that determines whether the participant has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on such date.

A participant may elect, under Section 83(b) of the Code, within 30 days of his or her receipt of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of such transfer of the shares of restricted stock, determined without regard to certain restrictions, over the consideration paid for the restricted stock, if any. If a participant makes such election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. Such forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. Such loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of receipt and the tax basis will equal the fair market value of shares, determined without regard to the restrictions, on the date of transfer. On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

Whether or not the participant makes an election under Section 83(b), the Company generally will qualify for a deduction, subject to the reasonableness of compensation limitation, equal to the amount that is taxable as ordinary income to the participant, in its taxable year in which such income is included in the participant’s gross income. The income recognized by the participant will be subject to applicable withholding tax requirements.

Dividends paid on restricted stock that is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the participant and will be deductible by the Company subject to the reasonableness limitation. If, however, the participant makes a Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the participant, but will not be deductible by the Company.

Unrestricted Stock

Upon receiving an award of unrestricted stock under the Plan, the participant will realize ordinary income to the extent of the fair market value (determined at the time of transfer to the employee) of such shares, over the amount, if any, paid by the employee for the shares. Such taxable amounts will be deductible as compensation by the Company.

Deferred Stock

A participant who receives an award of deferred stock will recognize no income on the grant of such award. However, he or she will recognize ordinary compensation income on the transfer of the deferred stock. If at the time of transfer the stock received is subject to a substantial risk of forfeiture, the tax treatment will be the same as discussed above under the caption “—Restricted Stock.” In such event, a participant may make a Section 83(b) election described above at the time of transfer.

Cash Performance Awards

Generally, a participant will recognize ordinary income and the Company will be entitled to a deduction (and will be required to withhold federal income taxes) with respect to such cash awards at the earliest time at which the participant has an unrestricted right to receive the amount of such cash payment.

Code Section 162(m) provides that the deduction by a publicly held corporation for compensation paid in a taxable year to the chief executive officer and the four other most highly compensated executive officers of the corporation is limited to $1 million per each individual officer. For purposes of Section 162(m), compensation which meets the requirements of “qualified performance-based compensation” is not subject to the deductibility limitation. The Company believes that awards under the Plan may be able to meet such requirements. However there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances.

This general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Plan. Different tax rules may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States.

Equity Compensation Plan Information

The following table summarizes, as of December 30, 2006, the number of options issued under the Company’s stock option plans and the number of options available for future issuance under these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plan approved by security holders:
Charles River 2000 Incentive Plan	4,694,635	$39.14	2,515,342
Charles River 1999 Management Incentive Plan	340,342	$7.99	15,617
Charles River 2000 Directors Stock Plan	12,900	$33.70	4,000
Inveresk 2002 Stock Option Plan	344,736	$28.86	—
Inveresk 2002 Non-Employee Directors Stock Option Plan	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	5,392,613	$36.50	2,534,959

On February 23, 2007, the Company issued its annual equity compensation awards to its employees. Accordingly, the following table summarizes, as of March 15, 2007, the updated number of options issued under the Company’s stock option plans and the updated number of options available for future issuance under these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plan approved by security holders:
Charles River 2000 Incentive Plan	5,409,844	$40.34	1,436,855
Charles River 1999 Management Incentive Plan	333,019	$8.55	12,617
Charles River 2000 Directors Stock Plan	12,000	$33.70	4,000
Inveresk 2002 Stock Option Plan	312,640	$29.30	—
Inveresk 2002 Non-Employee Directors Stock Option Plan	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	6,067,503 (1)	$38.01	1,453,472 (2)

(1)          None of the options outstanding under any equity compensation plan of the Company include rights to any dividend equivalents (i.e., a right to receive from the Company a payment commensurate to dividend payments received by holders of common stock or other equity instruments of the Company).

(2)          On March 22, 2007, the Board of Directors determined that, assuming shareholder approval is received for the 2007 Incentive Plan, no future awards would be granted under the preexisting equity compensation plans, including the Charles River 1999 Management Incentive Plan, the Charles River 2000 Directors Stock Plan and the Charles River 2000 Incentive Plan. Previously, on February 28, 2005, the Board of Directors terminated the Inveresk stock plans to the extent that no further awards would be granted thereunder.

The following table provides additional information regarding the aggregate issuances under the Company’s existing equity compensation plans as of March 15, 2007.

Category	Number of Securities Outstanding	Weighted Average Exercise Price	Weighted Average Term
Total Number of Restricted Shares Outstanding(1)	796,440	—	—
Total Number of Options Outstanding(2)	6,067,503	$38.01	6.15

(1)          For purposes of this table, only unvested restricted stock as of March 15, 2007 is included. Also, for purposes of this table only, the total includes 30,720 restricted stock units granted to certain employees of the Company outside of the United States.

(2)          None of the options outstanding under any equity compensation plan of the Company include rights to any dividend equivalents.

PROPOSAL THREE

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 29, 2007 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 29, 2007. PricewaterhouseCoopers LLP was the Company’s independent registered public accounting firm for the fiscal year ended December 30, 2006 and audited the Company’s financial statements for the fiscal year ended December 30, 2006 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 30, 2006. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 29, 2007. The Company expects that a representative of PricewaterhouseCoopers LLP will be present at the Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

In the event that ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company is not obtained at the Meeting, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to ratify the appointment of the independent registered public accounting firm.

Statement of Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 30, 2006 and December 31, 2005, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2006	2005
Audit fees(1)	$3,408,910	$3,448,040
Audit-related fees(2)	724,517	255,106
Tax fees(3)	242,115	443,135
All other fees(4)	1,400	23,483
Total(5)	$4,376,942	$4,169,764

(1)          Audit fees consisted of work performed in the audit of the Company’s annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of the Company’s quarterly condensed consolidated financial statements filed on Forms 10-Q, the reviews of registration statements, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)          Audit-related fees consisted principally of audits of the Company’s employee benefit plans and financial due diligence services in connection with businesses acquired, review of cash repatriation issues, and for providing assistance in 2005 with the documentation of internal controls over financial reporting in preparation for compliance with the Sarbanes-Oxley Act of 2002. All such services were approved in advance by the Audit Committee.

(3)          Tax fees related to tax compliance, tax return preparation and tax consulting services. All such services were approved in advance by the Audit Committee.

(4)          All other fees consisted principally of work performed by foreign affiliates of PricewaterhouseCoopers LLP related to the reorganization of certain of the Company’s foreign entities and for accounting research software. All such services were approved in advance by the Audit Committee.

(5)          None of the non-audit services constitutes a prohibited activity for the Company’s independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC or NYSE regulations. Amounts reflected in the table do not include $370,470 in fees related to work performed with respect to the audit of the Company’s clinical services Phase II-IV business which was sold to Kendle International, Inc. in August 2006. In accordance with the contractual obligations between the Company and Kendle in connection with the sale, Kendle has reimbursed the Company for all such amounts.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit-Related and Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for pre-approving all audit and permissible non-audit services provided by its independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval, a summary of services expected to be rendered during that year for all such services. Prior to engagement, the Audit Committee pre-approves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget, quarterly, by category of service. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for pre-approval. The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions “tax fees” and “all other fees” is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP’s independence.

The Audit Committee recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2007.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information as of March 1, 2007, with respect to the beneficial ownership of shares of the Company’s common stock by (1) each person known to the Company to own beneficially more than 5% of the outstanding shares of common stock, (2) each current director and nominee for director of the Company, (3) each of the executive officers listed in the Summary Compensation Table set forth below under the caption “Compensation of Executive Officers” (the Named Executive Officers), and (4) the current directors and executive officers of the Company as a group. As of March 1, 2007, there were 67,176,418 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares beneficially owned as of March 1, 2007		Percentage of Shares Outstanding
5% Shareholders
FMR Corp.	7,110,798	(1)	10.6%
Goldman Sachs Asset Management, L.P.	4,152,896	(2)	6.2%
Farallon Capital Partners, L.P	3,351,800	(3)	5.0%
Named Executive Officers
James C. Foster	1,154,078	(4)	1.7%
Real H. Renaud	205,693	(5)	*
Thomas F. Ackerman	230,499	(6)	*
David P. Johst	316,249	(7)	*
Nancy A. Gillett	95,295	(8)	*
Outside Directors
Stephen D. Chubb	70,773	(9)	*
George E. Massaro	56,000	(10)	*
Linda McGoldrick	44,000	(11)	*
George M. Milne, Jr.	68,000	(12)	*
Douglas E. Rogers	370,349	(13)	*
Samuel O. Thier	44,400	(14)	*
William H. Waltrip	66,773	(15)	*
All executive officers and directors as a group (17 persons)	2,841,084	(16)	4.12%

*                    Less than 1%.

(1)          The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2007, by FMR Corp., the parent company of Fidelity Management and Research Company. FMR Corp. has sole dispositive power with respect to all of the shares reported and sole voting power with respect to 139,100 shares reported in the table. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)          The information reported is based on a Schedule 13G/A filed with the SEC on February 12, 2007, by Goldman Sachs Asset Management, L.P. Goldman Sachs has sole voting power with respect to 3,969,001 of the shares reported and sole dispositive power with respect to all of the shares reported in the table. The address of Goldman Sachs is 32 Old Slip, New York, New York 10005.

(3)          The information reported is based on a Schedule 13G filed with the SEC on December 7, 2006 by Farallon Capital Management, L.L.C. The Schedule 13G indicates that Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., on behalf of certain of its partnerships (collectively, Farallon), indirectly held the indicated number of shares. The beneficial ownership of the shares arises in the context of investment activities by the various investment accounts managed by Farallon, and Farallon has shared voting and dispositive power over all of the shares indicated. According to the Schedule 13G, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R.

Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly also hold shared voting and dispositive power over the shares held by Farallon. The address of Farallon is One Maritime Plaza, Suite 1325, San Francisco, California 94111.

(4)          Includes 862,162 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 1, 2007.

(5)          Includes 141,599 shares of common stock subject to options held by Mr. Renaud that are exercisable within 60 days of March 1, 2007.

(6)          Includes 151,883 shares of common stock subject to options held by Mr. Ackerman that are exercisable within 60 days of March 1, 2007.

(7)          Includes 256,926 shares of common stock subject to options held by Mr. Johst that are exercisable within 60 days of March 1, 2007.

(8)          Includes 44,448 shares of common stock subject to options held by Dr. Gillett that are exercisable within 60 days of March 1, 2007.

(9)          Includes 48,000 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 1, 2007.

(10)   Includes 52,500 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 1, 2007.

(11)   Includes 44,000 shares of common stock subject to options held by Ms. McGoldrick that are exercisable within 60 days of March 1, 2007.

(12)   Includes 62,000 shares of common stock subject to options held by Dr. Milne that are exercisable within 60 days of March 1, 2007.

(13)   Includes 42,000 shares of common stock subject to options held by Mr. Rogers that are exercisable within 60 days of March 1, 2007.

(14)   Includes 42,000 shares of common stock subject to options held by Dr. Thier that are exercisable within 60 days of March 1, 2007.

(15)   Includes 48,000 shares of common stock subject to options held by Mr. Waltrip that are exercisable within 60 days of March 1, 2007.

(16)   Includes 1,833,939 shares of common stock subject to options exercisable within 60 days of March 1, 2007. None of the 2,841,084 shares reflected have been pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than 10% of the common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and other equity securities of the Company. Officers, directors and such beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 30, 2006, all Section 16(a) filing requirements applicable to its officers, directors and such beneficial owners were complied with, except that Forms 4 reporting: (1) the exercise by Dr. Thier of 2,000 stock options and the same day sale of the underlying common stock in October 2006, (2) the withholding of Mr. David Elliott’s common stock incident to the vesting of restricted common stock in November 2006, (3) the forfeiture by Mr. Foster of 20,000 shares of restricted common stock subject to performance-based vesting in December 2005 and (4) the purchase by Mr. John Ho of 100 shares of common stock in September 2006 were all filed late. In addition, Dr. Gillett filed a Form 5 reporting late the exercise of 3,042 stock options in September 2006. Each of these late filings was a result of administrative error.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Charles River specifically cautions investors not to apply these statements to other contexts.

Overview

Our success depends, to a large extent, on the continued services of our senior management team, as well as the retention of other members of management and key personnel. Ultimately, loss of the services of these individuals, as well as the failure to recruit additional managerial, scientific and technical personnel in a timely manner, could harm our business. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of the Company’s Executive Compensation Program (the Compensation Program or Program) described below.

Objectives of the Compensation Program

The Committee, which is composed entirely of independent directors, reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter (a copy of the Committee’s charter is available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption). The Committee recognizes the importance of establishing clear objectives for the Company’s Compensation Program and the value of comparatively evaluating current and proposed compensation policies and practices in terms of their relative effectiveness in advancing those objectives. In keeping with the Company’s philosophy that the Compensation Program should appropriately align executive compensation with the short-term and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:

Provide a Competitive Compensation Package to Attract and Retain Superior Talent—Because the sourcing and retention of talented managers, scientists and technical personnel is critical to the Company’s ongoing success, we structure our Compensation Program to ensure that we continue to have access to and to be seen as an attractive employer to such talent and that we have the ability to offer appropriately competitive compensation packages to individuals who meet our ongoing organizational needs.

Differentially Reward Individual Performance—Consistent with the Company’s overall compensation philosophy, we structure the Compensation Program to provide additional remuneration to high-level performers, while limiting the overall compensation payable to individuals whose performance is determined to be substandard for the relevant performance period. This is intended to ensure that individual compensation is aligned with individual levels of contribution, while simultaneously promoting achievement of broader Company performance objectives.

Support the Achievement of Desired Levels of Company Performance—The Compensation Program creates meaningful incentives for individuals to achieve established and known Company performance expectations, and to attain key financial and strategic goals, at each of the Company, business segment, and business unit levels. In promoting the attainment of individual performance objectives, we have designed the Program to encourage and further promote, as needed, the collective achievement of such goals, creating interdependence and a commonality of purpose among key personnel.

Align the Interests of Executives with the Long-Term Interests of Shareholder—We have structured the Compensation Program to ensure that a significant amount of each individual’s total compensation package is dependent on Company stock performance and other measures that ultimately impact shareholder value. It is an objective of the Program that individuals should be rewarded for achieving objectives that are expected to directly or indirectly equate to greater shareholder value.

Promote Accountability—An important element of the Compensation Program is actually promoted through the absence of a feature: none of our corporate executive officers has an employment agreement, and thus each of them is considered an “at will” employee, similar to our other 8,000 employees. This permits the Company to evaluate the performance of the individual without concerns of the obligations that an employment agreement might invoke. Accordingly, executive officers are continuously made accountable for their performance and contributions to the Company.

Behaviors the Program is Designed to Reward

It is the intent of the Committee that the Compensation Program and the Company’s overall compensation policies promote achievement of the objectives detailed above. Consequently, the reward structure underlying the Compensation Program is specifically designed to encourage certain employee behaviors that are expected to heighten individual and Company performance levels and, ultimately, to enhance shareholder value. The Compensation Program has proven successful in rewarding these positive behaviors and outcomes, which are comprised of the following:

Achievement of Short-Term Financial Objectives—The Compensation Program provides meaningful incentives for individuals to attain short-term financial performance goals at each of the Company, business segment and business unit levels (to the extent applicable to the executive) which are, in each case, directly tied to our operating plan for the then-current fiscal year. We specifically designed the Program to reward achievement of such goals, significantly increasing the likelihood that the Company’s annual short-term financial objectives will be attained. Consistent with this objective, we also designed the Program to curtail the overall annual compensation of individuals who fail to meet their short-term financial goals.

The Company uses a combination of several financial performance measures and indicators to assess short-term performance in order to avoid a singular focus on one financial metric to the detriment of others. Typical measures include targets tied to earnings per share, revenue, operating income, and/or some indicator of return on investment or return on net assets, all of which are usually determined on a fiscal year basis.

Enhanced Focus on Key Short-Term Deliverables—In addition to rewarding individuals for the attainment of short-term financial goals, the Compensation Program provides a highly effective means of motivating individuals to attain short-term, non-financial goals which have been identified as key deliverables due to their strategic importance, level of complexity, or the intensity of effort required to achieve desired outcomes. Although these goals are not purely financial in nature, they are designed to be measurable and can be evaluated by reference to established performance objectives and milestones. One example of how such goals have been utilized is the setting of milestones toward the expansion of our Preclinical Services facilities. This feature of the Compensation Program allows the Company to intensify the focus and level of effort directed at targeted short-term deliverables which are not financial in nature, but which have been identified as critical to the Company’s future growth and success.

Focus on Long-Term Stock Appreciation—We also designed the Compensation Program to align the interests of executives with the interests of shareholders by directly linking a significant portion of each executive’s total compensation package to long-term stock performance. This is typically attained through the granting of stock options and restricted stock with time vesting provisions. We further reinforced this linkage through our requirement that executives maintain, at a minimum, specified levels of stock ownership in the Company. For detail about our stock ownership requirements, see below in this

Compensation Discussion and Analysis under “—Factors Underlying the Ongoing Implementation of the Compensation Program—Stock Ownership Guidelines”.

Promoting Retention—As noted above, the Company’s future growth and success is highly dependent on the recruitment and retention of managerial scientific and technical professionals. We structure the Compensation Program to significantly reward individuals who remain with the Company for an extended period and who meaningfully contribute to achieving the Company’s long-term performance objectives. The Company’s time vesting stock option and restricted stock grants are examples of some of the applicable compensation elements designed to promote retention, as is the vesting element of our Deferred Compensation Program applicable for some of our executives. Conversely, the Program is structured so that an employee’s voluntary termination of employment typically results in his or her forfeiture of significant amounts of long-term compensation.

Balanced Focus on Company, Business Segment, and Business Unit Objective—We designed the Compensation Program to differentially focus individuals on key Company, business segment and business unit objectives, depending on their respective positions and responsibilities within the Company. Acknowledging that the ability that members of management have to positively influence the achievement of desired goals is greater in some than in others, the Compensation Program accommodates the differential weighting of incentives to motivate desired behaviors in those areas where they are expected to yield the greatest returns for the Company.

Elements of Compensation

The Company’s Compensation Program for members of senior management (including the Chief Executive Officer and the other four executives who are identified in the Summary Compensation Table below (whom we refer to as our named executives)) for fiscal year 2006 (as well as for the current fiscal year) consists of the following core and supplemental elements:

Core Elements:

•       Base salary;

•       Annual cash incentive awards;

•       Long-term equity incentive awards; and

•       Other benefits and perquisites.

Supplemental Elements:

•       Company contributions to the Deferred Compensation Plan;

•       Termination and Change of Control Agreements; and

•       Pension Plans.

The core elements of compensation are typically those which the Company addresses on an annual basis, while the supplemental elements are programs or arrangements that the Company has installed for strategic reasons which may potentially provide additional compensation to the executive. Due to the unique circumstances that surround the supplemental elements, discussion about their individual roles in the Company’s compensation philosophy will be addressed separately.

Reasons for Each Core Element of Compensation

Base Salary

The Company’s compensation philosophy embraces the premise that a reasonable level of base pay helps to promote retention and acts as an appropriate balance to other forms of variable or “at-risk” compensation. Base salaries effectively establish a level of minimum compensation and provide an individual’s overall compensation package with an element of stability that is required to attract and retain talented management, scientific, and technical professionals in a highly competitive labor market. We believe that individuals are willing to accept the inclusion of proportionately large elements of variable compensation in their respective compensation packages, and to focus on maximizing the benefit of such variable forms of compensation, with the assurance that they receive a reasonably competitive base salary that constitutes a minimum level of pay.

Annual Cash Incentive Awards

The Company’s Compensation Program includes an annual cash bonus element which closely links a significant portion of executive pay to the achievement of short-term performance targets. These targets are typically tied to specific financial metrics derived from the Company’s then-current operating plan. However, in certain instances the Committee has approved non-financial goals that are designed to focus individuals on attaining objectives, which include near-term, non-financial objectives that are critical to the ultimate attainment of long-term strategic goals. The value of annual cash incentive awards between individuals can vary significantly depending on performance at the Company, business segment, or business unit, as well as the selection and weighting of the various performance objectives.

We believe that the inclusion of an annual cash incentive award element in the overall Compensation Program significantly increases the focus of individuals on attaining short-term objectives which are critical to meeting the Company’s stated financial objectives for the then-current fiscal year. Through the selection and weighting of goals, this element of the Compensation Program provides the Committee with the ability to create meaningful incentives for individuals to not only meet, but also to exceed, their respective targets by differentially rewarding those who deliver higher than expected levels of performance in relation to their peers. To the extent that base salary provides a minimum level of short-term compensation, annual cash incentive awards offer the opportunity to significantly enhance short-term compensation by achieving higher levels of performance.

Long-Term Equity Incentive Awards

Long-term equity incentive compensation, in the form of stock options or restricted stock grants, allows individuals to share in any appreciation in the value of the Company’s common stock. The Committee believes that stock option and restricted stock award participation aligns the recipient’s interests with those of the shareholders. We design the amounts and types of awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values longer-term shareholder value creation, as described below, we target long-term equity incentives within ranges to provide total compensation opportunities that, if achieved, would result in above median levels for similar executives in comparable firms.

Other Benefits and Perquisites

Our employees generally, including the named executives, are eligible for certain benefits, such as employer contributions to the Company’s 401(k) plan and basic life insurance premiums. In addition, the Committee has determined that, in certain instances, compensation can be conveyed to named executives and other members of senior management through the judicious use of other benefits and perquisites in a manner that is more cost-efficient than providing the base salary equivalent and to minimize distractions from the executives’ attention to important Company initiatives. Consequently, the Committee has approved the inclusion of a limited number of perquisites in the overall compensation package of named executives as an alternative to offering a higher level of base salary. To offset unintended increased taxable income effects and provide these perquisites and benefits on a “tax-neutral” basis, the Company also provides tax gross-ups with respect to many of these benefits and perquisites. The Committee believes that using perquisites in this manner is a cost-effective alternative to providing the cash equivalent of such perquisites through increased annual base pay. The Committee regularly reviews the perquisites that we provide to our named executives in an attempt to ensure that the perquisites continue to be appropriate in light of the overall goals and objectives of the Program.

Determination of the Amount of Each Core Element

The Committee attempts to adhere to a methodology that provides total core compensation to executive officers that is targeted against an applicable peer group of companies which are similar in size and stage of development to the Company, including companies that primarily provide preclinical products and services to pharmaceutical and biotechnology companies, companies in the biotechnology industry and other comparable companies. For fiscal years 2006/2007, these companies include the following: Genzyme Corporation, Biogen Idec Inc., Applera Corporation, PerkinElmer Inc., MDS Inc., Covance Inc., Cephalon, Inc., Invitrogen Corporation, MedImmune, Inc., Waters Corporation, Pharmaceutical Product Development, Inc., Millipore Corporation and Sepracor Inc. (the peer group). The peer group is primarily comprised of similarly sized companies operating in the area of life sciences and drug discovery and development, with a preference for those enterprises with a strong geographic nexus to the Company. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. As discussed in detail below under “—Factors Underlying the Ongoing Implementation of the Compensation Program,” once this data is compiled, the Committee endeavors to set target core compensation at specified percentiles (50th-65th percentiles in 2006, and 50th-70th percentiles in 2007) with a variant of +/- 15%. Accordingly, while the determination of the amount of each core element is subject to critical independent evaluation, our overarching objective is to provide total core compensation that falls within these parameters.

In addition, in 2006, the Committee worked with its outside compensation consultants, Pearl Meyer & Partners, to undertake an analysis of the economic impact of various compensation scenarios applicable to the named executives on an individualized basis. The substance of this research also factored into, and continues to factor into, overall compensation determinations.

Annual Base Salary

We pay base salaries within a range designed to approximate the median base salaries (i.e., 50th percentile) of executives with similar responsibilities in the peer group. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to the Company’s compensation philosophy, prior base salary and other compensation, the performance of the individual and internal equity considerations. The Chief Executive Officer also provides recommendations to the Committee regarding base salaries for the named executives (excluding the Chief Executive Officer).

We establish base salaries for the named executives following a competitive assessment as outlined above, and the Committee’s annual review of each individual’s performance and contribution. In addition, promotions and changes in responsibilities impact the determination of salaries as well. For instance, in late 2005, we promoted Mr. Ackerman and Mr. Johst to Corporate Executive Vice President, and in late 2006 we promoted Dr. Gillett to Corporate Executive Vice President.

Based on the factors described above, on each of February 8, 2006 and on February 7, 2007, the Committee increased the annual salary of our named executives, effective as of January 1, 2006 and January 1, 2007, respectively, as follows:

Name	2006 Base Salary	Increase from 2005 Base Salary	2007 Base Salary	Increase from 2006 Base Salary
James C. Foster	$850,000	$100,000	$912,000	$62,000
Thomas F. Ackerman	$400,000	$40,000	$437,000	$37,000
Real H. Renaud	$450,000	$30,000	$482,000	$32,000
David P. Johst	$400,000	$40,000	$437,000	$37,000
Nancy A. Gillett	$360,000	$60,000	$427,000	$67,000

The increase in salaries for each of the named executives in 2007 includes a positive adjustment of $12,000 to account for the discontinuation of the Company-paid supplemental health benefits and premiums starting in 2007.

Annual Cash Incentive Awards

The Committee previously established the Executive Incentive Compensation Plan (EICP) which provides short-term financial incentives to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the executives. These performance objectives and ranges are generally developed through the Company’s annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results. Under the EICP, a participant’s target bonus is determined by multiplying the participant’s annual base salary by his or her annual eligible bonus percentage. Performance objectives and their relative weight may change from year to year, but typically include operating income, revenue, earnings per share, return on net operating assets and other key performance objectives. Minimum performance levels (below which no award will be earned—0% of target) and maximum payment levels (above which no additional award will be paid—250% of target) are typically incorporated in the plan. The Committee also has the discretion to employ its judgment in determining individual awards. EICP target values for executives are intended to provide above-median reward opportunities when performance objectives are met or exceeded.

At the end of each fiscal year, the Committee compares the Company’s (and applicable business units’) final performance for the fiscal year against the Company’s (or business units’) targeted performance established at the beginning of such fiscal year, and if applicable, as adjusted during the fiscal year. If the Company (or business unit, as applicable) meets the financial goals for the fiscal year as set forth in its operational plan, each participant is eligible to receive 100% of his or her bonus target. EICP award percentage cannot normally exceed two and one half times a participant’s targeted percentage (i.e., 250%). However if total Company performance exceeds the maximum of the performance range established by the Board of Directors, 30% of the excess amount is available for the Chairman, President and Chief Executive Officer to make upward adjustments to the bonus payouts of certain EICP participants at his discretion, subject to the approval of the Committee and the limitation that any EICP award is capped at a payment level equal to 300% of target. Notwithstanding the EICP provisions described above, the Committee, at its sole discretion, may modify or change the EICP at any time.

Actual individual awards for the named executives, excluding the Chief Executive Officer, incorporate, in addition to the quantitative factors, both (1) the Chief Executive Officer’s recommendations and (2) the Committee’s assessment of each named executive’s performance and contribution.

The Committee regularly evaluates target bonus levels for named executives, in conjunction with evaluations of base salary amounts, through an analysis of compensation for executives within the peer group. It is intended that the target bonus, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves his or her performance objectives, as approved by the Committee. An individual’s actual bonus award is determined according to each named executive’s performance in relation to his or her approved objectives.

On February 8, 2006, the Committee established the 2006 EICP performance criteria for the named executive officers. For Messrs. Foster, Ackerman and Johst, eligible bonus percentage is based annually on a combination of Company-level earnings per share (EPS), operating income performance, and return on investment, revenues or return on net operating assets, as may be adjusted for certain acquisition-related or other one time charges. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint. In particular, EPS is a generally accepted accounting principle measurement and is a key driver of shareholder return over the long-term. The other metrics measure how efficiently and effectively management deploys its capital. Sustained returns on invested capital in excess of the Company’s costs of capital create enhanced value for the Company’s shareholders. For Mr. Renaud and Dr. Gillett, eligible bonus percentage is based on similar performance criteria of their respective business units and overall corporate performance, although in 2006 Dr. Gillett’s bonus percentage was also partially based on the progress of our Preclinical Services facilities expansion in Nevada and Massachusetts. Eligible bonus percentages for the named executive officers ranged from 70% to 100% of base salary.

The Committee consistently designs the EICP quantitative performance goals with a focus on aggressive target levels to be achieved in an effort to incentivize the executives toward higher-than-median performance. Achievement of these target levels, while not unreasonable, generally requires performance above historical levels.

Targeted and actual annual cash incentive awards for fiscal year 2006 and fiscal year 2007 are shown below:

Name	Salary Grade	2006 and 2007 Target % (or Target Range)	2006 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target
James C. Foster	100	100	$649,400	76.4%
Thomas F. Ackerman	97	70	$213,920	76.4%
Real H. Renaud	97	70	$260,190	82.6%
David P. Johst	97	70	$213,920	76.4%
Nancy Gillett	97	70	$215,712	85.6%

With respect to the 2006 fiscal year, the awards to the named executives were unchanged from the amounts they were entitled to receive under the EICP criteria.

Long-Term Equity Incentive Awards

The Committee reviews and approves stock option and restricted stock awards to named executives on an annual basis. In the case of stock options, awards are granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Consequently, these options will only convey significant compensation to the recipient if the market price of common stock increases following the grant date. In the case of restricted stock, the awards typically vest over a three or four-year period. Consequently, the value of the restricted stock is dependent on the price of the stock at the date of vesting and thereafter. In determining award levels for annual stock option and restricted stock awards to named executives, the Committee takes into account the value of awards made to similarly situated individuals in the peer group, the Company’s overall performance, the individual performance of the named executive in the immediately preceding year, and similar factors. In August 2006, the Committee determined to award the named executives stock options and restricted stock having the following values (as had been determined earlier in the fiscal year, as described below under “—Factors Underlying the Ongoing Implementation of the Compensation Program—Allocation Between Different Forms of Long-Term Equity Awards”): Mr. Foster, $3,904,000; Messrs. Ackerman, Johst and Renaud, $843,600, and Dr. Gillett, $990,500. The Committee utilizes a performance ranking scale to determine the appropriate level of equity awards to be granted. These awards reflected what was determined to be appropriate levels of equity compensation awards based on the performance of the Company and the executive during the first half of 2006. In making its determination, the Committee generally provided awards to the named executives applying similar reflections of achievement among each of them, except for Dr. Gillett, who was granted higher levels of awards in recognition of her increased responsibilities and the positive performance of the business unit she operates.

Other Benefits & Perquisites

The Committee evaluates perquisites and comparable benefits periodically on a case-by-case basis to determine whether the costs associated with providing such perquisites and benefits are reasonable and continue to represent a preferable alternative to incrementally increasing base salary amounts. To the extent that comparative compensation information is available, the Committee also periodically assesses the use of certain perquisites and benefits to ensure that the Company’s practices are not inconsistent with those of other similarly situated companies. The perquisites and other benefits made available to our named executives in 2006 are described below in the table captioned “Summary Compensation Table” and its accompanying footnotes (and in particular, footnote (5)).  In fiscal year 2007, it is expected that the categories of perquisites and other benefits will remain largely the same, although the Committee has determined to increase executive officer base salaries by $12,000 in light of the decision to eliminate the perquisite of Company-paid supplemental health benefits and premiums as of the end of fiscal year 2006.

Relationship of Each Core Compensation Element to Compensation Objectives and Other Elements

The Committee carefully considers each element of the Compensation Program to ensure that it is consistent with the objectives of the Program and promotes attainment of those objectives. Additionally, the Committee strives to ensure that each element of compensation is complementary to, or collectively reinforces, one or more other elements of the Program. This effectively leverages the potential of each element to motivate the desired behaviors that the Compensation Program seeks to achieve.

As it is presently structured, the Compensation Program is designed to achieve the following:

The Program Offers a Continuum of Compensation Elements which Effectively Balances Non-Contingent and Variable Compensation

As noted above, the Committee takes into consideration the interrelationship between non-contingent base pay on one hand, and, on the other hand, variable compensation conveyed in the form of annual bonus payments and long-term equity awards. The Committee believes that the careful weighting and balancing of these compensation elements results in the appropriate blend of stability and variability in each individual’s overall level of compensation to simultaneously promote retention and differentially reward individuals based on their respective performance.

The Program Incorporates Short-Term and Long-Term Elements which Work Collectively to Differentially Reward Individuals Based on Performance

Historically and as is currently in effect, the Compensation Program includes a short-term annual cash award element through the EICP Plan which differentially rewards individuals, depending on their respective performance, during a one-year measurement period coinciding with the Company’s fiscal year. Target bonus percentages vary with level of responsibility and annual performance goals and are weighted to promote the attainment of individual and collective goals during that fiscal year. In addition, the Company’s long-term equity incentive award program furthers the objective of differentially rewarding individuals based on performance by incorporating a rating system which establishes an award recipient’s initial award level. The initial magnitude of an individual’s long-term equity incentive award can vary significantly based on the executive’s performance in the immediately preceding year. Commencing in 2007, long-term equity incentives will include a portion comprised of performance awards contingent on achievement of individualized and highly challenging goals over a 12-month performance-based period, which will be paid in the form of equity grants (restricted and unrestricted stock) (see the section of this Compensation Discussion and Analysis entitled “Factors Underlying the Ongoing Implementation of the Compensation Program—Allocation Between Different Forms of Long-Term Equity Awards”). Furthermore, looking beyond the one-year performance period, the long-term equity incentive award element of the Compensation Program complements the short-term bonus element of the Program by making a significant amount of compensation dependent on the long-term success of the Company, thereby creating a disincentive for individuals to promote near-term actions which might yield short-term financial benefits but which are also likely to be less advantageous to the Company in the long term.

The Short-Term Bonus and Long-Term Equity Elements of the Compensation Program Collectively Promote the Achievement of Desired Levels of Company Performance

As previously discussed, the short-term bonus element of the Compensation Program is specifically designed to motivate desired behaviors at the individual, business segment, business unit and Company levels. In the last case, significant portions of each named executive’s compensation depend on the achievement of Company goals, such as the attainment of revenue, operating income, and EPS objectives. Similarly, the value of long-term equity awards is highly dependent on the ongoing success of the Company and its ability to achieve and sustain many of the desired Company-level performance objectives that are linked to annual bonus payments. The mutually reinforcing relationship between these two elements of compensation leverages the Company’s ability to establish meaningful incentives for individuals to attain desired levels of Company performance in the long-term.

Supplemental Elements of the Compensation Program

The Company has a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These programs have unique features and roles in the Program which led to their initial implementation and which continue to be important to the Program generally.

Post-Termination Benefits and Agreements

As described in more detail in this Proxy Statement under “Executive Compensation and Related Information—Potential Payments Upon Termination or Change in Control,” the Compensation Program includes both (1) an Officer Separation Plan and (2) Change-in-Control Agreements. The Company policy is to provide eligibility under both the Officer Separation Plan and a Change-in-Control Agreement to every officer with the position of corporate vice president or above. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change-in-Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Officer Separation Plan). Each of the named executives is eligible under the Officer Separation Plan (except for Mr. Renaud) and each has a Change-in-Control Agreement.

The establishment of our policies to create post-termination benefits and agreements occurred in prior years (and with respect to some individuals, many years ago), although the Committee affirmatively maintains these elements as part of the Compensation Program. At the time of the creation of these compensatory programs, the Committee utilized the services of outside advisors (including compensation experts and legal counsel) to determine appropriate benchmarks and thresholds as compared to appropriately designated peer companies. The Committee believes that both the triggers and the levels of payment to be made under these programs are consistent with current general market practices.

At its core, the Company views these compensatory elements as serving three important purposes. First, there is a critical recruitment and retention aspect. As discussed above, it is the Company’s policy not to provide employment agreements to its corporate-level executive officers. However, it is recognized that to attract and retain top-level executive candidates in a market where such protections are commonly afforded, it is essential that there be a separation pay element to the compensation package. Accordingly, the Company has put these formalized elements in place to satisfy these compensatory expectations at levels believed to be both customary and satisfactory to the individuals, while also removing an element of the employee recruitment and negotiation process that is often contentious. Second, these policies protect benefits and entitlements of executive officers who have provided long and meritorious service to the Company, particularly if there is an employee transition due to an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs. Finally, these elements encourage employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.

Deferred Compensation Plan Contributions

As described in more detail in this Proxy Statement under “Executive Compensation and Related Information—Nonqualified Deferred Compensation,” certain of our executives, including the named executives, receive a compensatory element in connection with our Deferred Compensation Plan. Presently, there are two different methods by which the Company may contribute. First, with respect to executives who previously were participants in the Company’s Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to their accounts the present value of the annual Company accrual as it would have been calculated under the ESLIRP. This treatment applies to Mr. Foster, Mr. Renaud, Mr. Ackerman and Mr. Johst. Second, with respect to certain other employees, including Dr. Gillett, the Company provides an annual contribution into their Deferred Compensation Plan account of 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus.

We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligations to pay taxes on certain elements of the compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan is implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which has been a longstanding element of the Company’s compensation package. Accordingly, the Committee has observed that this program has proved to be useful as a retention-promoting device. Last year, when the Committee determined that a Deferred Compensation Plan was a critical compensation element missing from the overall Program, we decided that executives would be allowed to essentially transfer their ESLIRP benefit into the Deferred Compensation Plan.  Since newer executive employees, including Dr. Gillett, were not participants in the ESLIRP, we created an alternative method of Company participation, utilizing a 10% employer contribution feature, in order to provide better internal compensation equivalence.

Pension Plan

As described in more detail in this Proxy Statement under “Executive Compensation and Related Information—Pension Benefits,” the Company historically provided a retirement benefit for certain U.S. employees, including each of the named executives, until 2002, when the Company amended the existing U.S. defined benefit pension plan to exclude new participants. Historically, we observed that this pension program proved to be useful as a retention promoting device; however, as have many other public companies, the Company shifted away from providing a defined benefit program and instead has relied on a defined contribution program through a 401(k) plan for retirement payments.

Factors Underlying the Ongoing Implementation of the Compensation Program

Achievement of the objectives of the Compensation Program depends, to a large degree, on several material factors underlying compensation policies and decisions that may vary depending on facts and circumstances. In an effort to ensure that such policies and decisions are not overly subjective and produce outcomes consistent with the Company’s compensation philosophy and the goals of the Compensation Program, the Committee has adopted the following practices and guidelines in the areas referenced:

Allocation Between Long-Term and Short-Term Compensation

Each year the Committee, with the input and guidance from our outside consultants, Pearl Meyer & Partners, reviews and approves a Target Total Compensation Strategy which determines the targeted market percentile for each element of compensation, as well as the relative weighting of such elements. For additional discussion regarding the role of the outside consultants in the executive and director compensation process, see the section of this Proxy Statement entitled “The Board of Directors and its Committees—Compensation Committee,” above. The ultimate goal of this exercise is to develop a Target Total Compensation Strategy for the then-current year that is consistent with the objectives of the Compensation Program.

Following a review of comparative market data and other survey inputs provided by the outside consultants, the Committee established the following percentile targets for each of the compensation elements shown:

Compensation Element	2006 Target Total Compensation Strategy
Base Salary	50th percentile
Short-Term Incentives	60th percentile
Total Short-Term Cash Compensation	55th percentile
Total Short-Term Cash Compensation	55th percentile
Long-Term Equity Incentives	65th percentile
Total Direct Compensation	60th-65th percentile

As shown in the preceding table, the Committee targeted total Short-Term Cash Compensation (i.e., the combined value of base salary and targeted short-term cash incentives) at the 55th percentile, and targeted long-term equity incentives at the higher 65th percentile in order to weight Total Direct Compensation more heavily toward long-term equity incentive awards.

As discussed below under “—Allocation Between Different Forms of Long-Term Equity Awards,” for fiscal year 2007, the Committee has reset long-term equity incentives at the 75th percentile in recognition of additional challenges necessary to achieve individualized performance-based incentives.

Allocation Between Cash and Non-Cash Compensation and Among Different Forms of Non-Cash Compensation

Referring again to the table above, when the Committee engages in the exercise of establishing percentile targets for each element of compensation, the Committee’s differential weighting of short-term and long-term compensation elements also results in an equivalent weighted allocation of cash and non-cash compensation. Since all elements of short-term compensation are cash-based, while all long-term compensation provided for under the Compensation Program is equity-based, the weighting of cash and non-cash compensation is directly aligned with the weighting of short and long-term compensation elements of the Program.

Allocations between different forms of cash compensation are more heavily weighted toward the at-risk variable bonus element, consistent with the Company’s overall compensation philosophy and emphasis on pay for performance. In fiscal year 2006, this was reflected in a targeted 50th percentile for base salary and a targeted 60th percentile for short-term cash incentives.

Allocation Between Different Forms of Long-Term Equity Awards

In fiscal year 2006, the Company conveyed long-term equity compensation using two types of stock awards: stock option grants and restricted stock awards. Based on input and recommendations from the Committee’s outside consultants, the Committee concluded that, following a determination of the total dollar value of the long-term equity compensation to be conveyed to a recipient, 50% of this total dollar value would be delivered using stock options, with the remaining 50% delivered using restricted stock. Accordingly, near the beginning of fiscal year 2006, the outside consultants recommended to the Committee the awarding of a specified value of stock options and shares of restricted stock, based on then-current pricing models, which were converted into the appropriate number of shares of restricted stock and stock options utilizing a Black-Scholes method. In August 2006, when the awards were actually granted, the Committee approved the same number of shares and stock options that had been discussed at the beginning of the fiscal year; accordingly, the Company’s Finance Department determined the appropriate SFAS No. 123(R) (Accounting for Stock-Based Compensation) expense at that time, again using the Black-Scholes method.

Commencing in fiscal year 2007, the Committee has determined that the long-term equity incentives will now be comprised of two components:

•       3/4 of the awards will be comprised of time-based equity grants (stock options and restricted stock); and

•       1/4 of the awards will be comprised of performance awards contingent on achievement of individualized and highly challenging goals over a 12-month performance-based period, which will be paid out in the form of equity grants (restricted and unrestricted stock).

While the Committee determined that standard time-based vesting equity grants, which had traditionally been the Company’s sole vehicle for providing long-term incentives, should still serve a significant role in incentivizing management, it also believes that including specific 1-year goals (aimed to advancing the Company’s progress toward its 3-year strategic objectives) will provide the proper focus for senior management and aid the Company’s long-term success. However, in recognition of (1) the challenges inherent in satisfying (fully or partially) the performance-based hurdles, (2) the increased risk that the senior executive will receive no award for such portion of the long-term equity incentive, and (3) an intended reduction in the standard amount of the time-based equity grants as compared to prior years, the Committee determined it was appropriate to set the target for aggregate long-term equity incentive awards at the 75th percentile (as compared to the 65th percentile previously targeted).

Timing of Equity Awards

The Committee typically targets the first quarter of the Company’s fiscal year for granting annual stock awards to eligible recipients, absent an extraordinary event. However, in fiscal year 2006, such an event occurred (the ongoing divestiture of the Company’s Phase II-IV Clinical Services business) which factored into the Committee’s decision to defer fiscal year 2006 stock awards to the third quarter. In the future, including 2007, it is expected that the Committee will continue to target the first quarter of the fiscal year for making annual stock awards. In all cases, the Committee seeks to structure equity grants so that they are awarded during an open-window period as designated by our Insider Trading Policy, or, if the Committee approval is provided during a non-window period, then the grants are made effective on the third business day following the Company’s press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the case of new hires eligible to receive equity grants, grants are generally made uniformly on the first business day of the month following the date the individual commences employment. While the Compensation Committee’s Charter permits delegation of the Committee’s authority to grant options in certain circumstances, all grants to executive officers are made by the Compensation Committee itself and not pursuant to delegated authority.  The Company does not have in place and, since the time of its initial public offering in June 2000, has not had in place any programs, policies or practices which are intended to time stock option grants with the release of material, non-public information in a manner which would provide advantageous option exercise prices to grant recipients.

Compensation Levels Among Named Executive Officers

The Committee takes into account the responsibilities and job positions of the named executives in setting compensation levels among them. For instance, Mr. Foster occupies multiple positions (Chief Executive Officer, President, and Chairman of the Board) in an environment where there is no individual in a position akin to a chief operating officer. Accordingly, the Committee believes it is appropriate that his compensation be substantially higher than the other named executives. Among the remaining four named executives there are less substantial differences. Mr. Renaud is compensated at a higher level than the others primarily due to his lengthier tenure as a Corporate Executive Vice President, which is a title to which the other named executives have been promoted to only within the last few years. Dr. Gillett’s compensation has been increased substantially recently to reflect her promotions, job performance and increased responsibilities.

Role of Executive Officers in Setting Compensation Parameters

Only two of the named executives of the Company are regularly involved in assisting the Committee in setting compensation parameters. In his role as the Company’s Corporate Executive Vice President of Human Resources and Chief Administrative Officer, Mr. Johst assists the Committee by providing data to the outside consultants, developing or modifying compensation plans and programs based on the Committee’s input, and otherwise supporting the Committee’s efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chairman, President and Chief Executive Officer of the Company, Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies and practices underlying the Program are properly aligned with the Company’s short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications to the Program which allow it to function more effectively in the context of the Company’s evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer to ensure that their respective levels of compensation take such performance into account.

Other than Messrs. Foster and Johst, no executive officers of the Company play a significant, ongoing role in assisting the Committee to set compensation parameters.

Factors in Material Changes in Compensation

The Committee authorizes material changes in compensation only under a limited set of circumstances. These typically include:

•       promotion;

•       significant expansion of revenue responsibilities;

•       significant expansion of managerial responsibilities;

•       major changes in the competitive marketplace for certain skills or position types, supported by objective market data; or

•       other comparable circumstances or events which objectively warrant significant modification of an individual’s compensation package.

Material changes in actual (as distinct from targeted) compensation can also result from performance at the Company, business segment, business unit and individual level, which directly impacts the variable elements of compensation. Consistent with the Company’s “pay-for-performance” philosophy, we may significantly increase or reduce an individual’s total compensation package depending on actual performance in relation to targeted objectives. This tenet of our Program was core in the establishment of 2006 compensation for our named executives:  Messrs. Foster and Mr. Renaud received increased total compensation in recognition of 2005 performance; Messrs. Ackerman and Johst’s compensation was positively adjusted in recognition of their promotions; and Dr. Gillett’s compensation was enhanced in 2006 and again in 2007 to account for her promotion and expansion of responsibilities (as well as to align better to the pay of her internal peers and, based upon market data reviewed, of her external peers).

Accounting and Tax Impact of Compensation Practices

The Committee considers and, when applicable, comparatively evaluates the accounting and tax impact of compensation policies and practices. Whenever practicable, the Committee selects compensation alternatives that afford the Company the most beneficial accounting and tax treatment.

For instance, with respect to tax impact, Section 162(m) of the Code, places a limit of $1 million on the amount of compensation that the Company may deduct in any year with respect to each of its five most highly paid executive officers. It is the Company’s intention that, to the extent it determines advisable, all compensation payments be tax deductible under Section 162(m). However, the Committee has reserved the right to make payments that may not be deductible in order to ensure the Company’s ability to be competitive and to reward executives appropriately. To the extent amounts paid under the Company’s EICP bonus program cause total compensation for any of our named executives to exceed $1 million, the excess amounts will not be deductible under Section 162(m).

Furthermore, pertaining to accounting impact, in evaluating the Company’s overall equity award compensation program in 2006, we did take into account recently adopted SFAS 123(R). In particular, we recognized that while comparative values of either stock options or restricted stock could be granted with identical accounting expense impact, being able to grant both types of awards allowed flexibility for the Company to adjust the grant ratios to maximize the perceived impact on both employee retention and earnings per share. In addition, when grants were made in August 2006, the Committee decided to increase the vesting schedule from three to four years, serving dual purposes of increasing the retention element of the awards while reducing the annual accounting expense attributable to the grant.

Notwithstanding these considerations, in 2006 accounting and tax implications were generally not a critical factor in the setting of overall compensation for the specific named executives.

Stock Ownership Guidelines

The Company’s officer stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and the Company’s shareholders. Therefore, the Board has adopted stock ownership guidelines for senior management which is designed to satisfy an individual senior manager’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our stockholders of management’s commitment to creating corporate value.

Under these guidelines, executive officers are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	4X base salary
Corporate Executive VP	3X base salary
Corporate Senior VP	2X base salary
Corporate VP	1X base salary

Officers have two years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options and unvested restricted stock are not counted toward the holding requirement. The Committee periodically reviews stock ownership levels of executive officers to ensure compliance. The Committee is permitted to evaluate whether exceptions should be made in the case of any officer who, due to his or her unique financial circumstances, would incur a financial hardship by complying with this requirement. As of the date of this Proxy Statement each of the named executives is in compliance with the Company’s stock ownership guidelines.

Derivatives Trading

The Company grants equity incentives for the reasons discussed above, including to align the interests of Charles River’s employees with those of stockholders. Accordingly, the Company’s Insider Trading Policy prohibits employees (and directors) from trading in derivative securities related to the Company, such as puts or calls on the Company’s common stock, since such securities may diminish the alignment the Company is trying to foster, as well as expose the Company to potential embarrassment.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee, comprised of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management and, based on the review and discussions, recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE
Dr. George M. Milne, Jr. (Chair)
Ms. Linda McGoldrick
Mr. Douglas E. Rogers
Mr. William H. Waltrip

EXECUTIVE COMPENSATION AND RELATED INFORMATION

2006 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to the Company’s Named Executive Officers (our principal executive officer, our principal financial officer and the three other highest paid executive officers) for the year ended December 30, 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)		Total ($)
James C. Foster	2006	850,000	1,546,340	1,798,264	649,400	26,243		890,174	(6)	5,734,178	(6)
Chairman, Chief Executive Officer, President and Director						(6,506,049	)(7)	6,506,049	(7)
Thomas F. Ackerman	2006	400,000	456,818	385,461	213,920	16,448		349,881	(6)	1,806,080	(6)
Corporate Executive Vice President and Chief Financial Officer						(1,697,380	)(7)	1,697,380	(7)
Real H. Renaud	2006	450,000	352,780	410,692	260,190	38,316		439,317	(6)	1,912,979	(6)
Corporate Executive Vice President and President, Global Research Models and Services						(2,691,730	)(7)	2,691,730	(7)
David P. Johst	2006	400,000	465,240	385,461	213,920	2,506		249,287	(6)	1,713,908	(6)
Corporate Executive Vice President, Human Resources and Chief Administrative Officer						(1,245,235	)(7)	1,245,235	(7)
Nancy A. Gillett	2006	360,000	328,726	336,158	215,712	9,306		138,123	(6)	1,378,719	(6)
Corporate Executive Vice President and President, Global Preclinical Services						(45,820	)(7)	45,820	(7)

(1)             Amounts reflect the compensation cost for the year ended December 30, 2006 of the named executive officers’ restricted stock, calculated in accordance with SFAS 123(R) and using the Black-Scholes valuation model utilizing the Company’s assumptions expensed over the vesting period of the restricted stock, but do not include any assumed forfeitures. See note 11 to our Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 30, 2006 for a discussion of the assumptions used by the Company in our Black-Scholes valuation model value.

(2)             Amounts reflect the compensation cost for the year ended December 30, 2006 of the named executive officers’ stock options, calculated in accordance with SFAS 123(R) and using the Black-Scholes valuation model utilizing the Company’s assumptions expensed over the vesting period of the stock options, but do not include any assumed forfeitures. See note 11 to our Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 30, 2006 for a discussion of the assumptions used by the Company in our Black-Scholes valuation model for stock options granted in 2004, 2005 and 2006. The value of options granted in the fiscal year ended December 27, 2003 has been calculated using the Black-Scholes pricing model, based on the following weighted-average assumptions: an expected volatility of 51.3%, a weighted average expected life (in years) of 6.0, a risk-free interest rate of 3.1% and expected dividend yield of 0.0%.

(3)             Reflects payments under the Company’s EICP Plan for fiscal year 2006, which were paid in February 2007.

(4)             Reflects the aggregate change in actuarial present value of the named executive officers’ accumulated benefit under the Charles River Laboratories, Inc. Pension Plan. Above-market or preferential earnings are not available under our Deferred Compensation Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(5)             The amounts in this column include the following:  (a) tax gross-up payments (Mr. Foster, $58,542; Mr. Ackerman, $32,445; Mr. Renaud, $18,621, Mr. Johst, $25,698; and Dr. Gillett, $19,296); (b) 2006 employer contributions under the Company’s 401(k) Plan ($5,684 each); (c) amounts received in recognition of length of service to the Company (awards granted to Company employees generally) and (d) personal benefits and perquisites related to supplemental health benefits and insurance premiums (including the estimated dollar value to the Company of the pre-retirement life insurance death benefit provided by the Company under the Deferred Compensation Plan), long term disability benefits, spousal travel and attendance at Company functions, use of company automobiles (including insurance, gas and maintenance, the residual incremental value realized by the named executive officer upon purchase of company automobiles at the conclusion of the lease), value of the personal use of company-leased aircraft time (Mr. Foster only), financial and estate planning, use of Company tickets to sporting and entertainment events, occasional provision of meals during business hours, home office elements, airline club memberships, miscellaneous gifts and security services (Mr. Foster, $156,450; Mr. Ackerman, $72,513; Mr. Renaud, $47,818; Mr. Johst, $54,241; and Dr. Gillett, $55,757). In 2006, Mr. Foster received personal benefits or perquisites having an individual value in excess of $25,000 as follows:  financial planning services ($37,500). None of the other named executives received personal benefits or perquisites that individually exceeded $25,000. The amounts in this column also include amounts credited by the Company to the named executives Deferred Compensation Plan accounts, as described further in footnotes (6) and (7) below.

(6)             As described under “—Nonqualified Deferred Compensation,” in early 2006, in connection with the establishment of the Deferred Compensation Plan, the present value of accrued benefits (net of FICA taxes) under the ESLIRP for certain named executives was credited to the Deferred Compensation Plan. In addition, Dr. Gillett was credited with an employer contribution with respect to her 2005 base and bonus amounts. The amounts reflected next to footnote (6) do not include these amounts. Additional amounts credited to the Deferred Compensation Plan (net of FICA taxes) account balances with respect to fiscal year 2006 are as follows:  Mr. Foster, $666,498; Mr. Ackerman, $239,239; Mr. Renaud, $367,194; Mr. Johst, $162,164; and Dr. Gillett:  $57,387. The amounts reflected next to footnote (6) include these amounts.

(7)             Reflects the present value of accrued benefits as of December 31, 2005 under the ESLIRP that were converted into Deferred Compensation Plan accounts of the named executives (other than Dr. Gillett) in early 2006 in connection with the named executives’ decisions to discontinue their direct participation in the ESLIRP, as well as amounts similarly credited for Dr. Gillett with respect to the employer contribution portion based on 2005 base and bonus amounts. The amounts reflected next to footnote (6) do not include these amounts.

2006 Grants of Plan-Based Awards

The following table sets forth the information regarding grants of plan-based awards made to our named executive officers during 2006. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The amount of these awards that were expensed is shown in the Summary Compensation Table on page 38.

						All Other	All Other
		Date of Board or Compensation Committee Action to	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(2)			Stock Awards: Number of Shares of Stock or	Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Approve	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	Grant(1)	($)	($)	($)	(#)(3)	(#)(4)	($/Sh)	($)(5)
James C. Foster	2/8/06	2/8/06	68,000	850,000	2,125,000
	8/11/06	8/2/06					121,400	38.03	1,652,254
	8/11/06	8/2/06				51,450			1,956,644
Thomas F. Ackerman	2/8/06	2/8/06	32,000	280,000	700,000
	8/11/06	8/2/06					26,250	38.03	357,263
	8/11/06	8/2/06				11,150			424,035
Real H. Renaud	2/8/06	2/8/06	36,000	315,000	787,500
	8/11/06	8/2/06					26,250	38.03	357,263
	8/11/06	8/2/06				11,150			424,035
David P. Johst	2/8/06	2/8/06	32,000	280,000	700,000
	8/11/06	8/2/06					26,250	38.03	357,263
	8/11/06	8/2/06				11,150			424,035
Nancy A. Gillett	2/8/06	2/8/06	28,800	252,000	630,000
	8/11/06	8/2/06					30,800	38.03	419,188
	8/11/06	8/2/06				13,050			496,292

(1)             See the section of the Proxy Statement entitled “Compensation Discussion and Analysis” for a discussion regarding the Company’s equity award grant date practices.

(2)             Reflects threshold (8% of target), target and maximum (250% of target) amounts payable under EICP Plan with respect to fiscal year 2006. Threshold amounts reflect minimum positive payouts under the EICP Plan, although if minimum performance levels (86% of performance target) are not achieved, there would be potentially no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP Plan. With respect to Dr. Gillett, the target and maximum amounts reflect an increase in such amounts which occurred automatically upon her increase in salary grade attributable to her promotion in 2006, in accordance with the EICP Plan. The potential payouts are performance-driven and therefore completely at risk. Actual amounts paid to the named executives under the EICP Plan with respect to fiscal year 2006 are set forth in the Summary Compensation Table above.

(3)             Reflects restricted common stock granted on August 11, 2006.

(4)             Reflects stock options granted on August 11, 2006.

(5)             The grant date fair market value of options has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 30%, a weighted average expected life of 5 years and a risk-free interest rate of 4.92%.

Description of Certain Awards Granted in 2006

All awards of stock options and restricted stock were granted pursuant to the Company’s 2000 Incentive Plan. Options vest and become exercisable in equal installments on each of August 11, 2007, 2008, 2009 and 2010, subject to continued employment. Restricted shares vest in equal installments on each of August 11, 2007, 2008, 2009 and 2010, subject to continued employment. The exercise price of stock options is equal to the closing price of the Company’s common stock on the date of grant.  All grants of non-equity incentive plan awards have been pursuant to our EICP Plan, which is described in detail in the Compensation Discussion and Analysis.

Employment-Related Agreements and Arrangements

As described in the Compensation Discussion and Analysis, the Company does not enter into employment agreements with any of its corporate executive officers, which includes the named executives. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement.

Outstanding Equity Awards at Fiscal 2006 Year-End

The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 30, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
James C. Foster	128,824	0		5.33	09/29/2009
	31,200	0		16.00	06/23/2010
	77,500	0		31.97	08/01/2011
	155,000	0		32.15	07/15/2012
	200,000	0		32.87	07/23/2013
	150,000	0		43.07	02/13/2014
	48,100	96,200	(2)	47.75	02/17/2015
	23,438	0		47.36	05/09/2015
	0	121,400	(3)	38.03	08/11/2013
						107,550	(4)	4,651,538
Thomas F. Ackerman	30,254	0		5.33	09/29/2009
	0	0		16.00	06/23/2010
	17,757	0		31.97	08/01/2011
	23,400	0		32.15	07/15/2012
	26,600	0		32.87	07/23/2013
	20,200	0		43.07	02/13/2014
	10,976	21,954	(2)	47.75	02/17/2015
	11,719	0		47.36	05/09/2015
	0	26,250	(3)	38.03	08/11/2013
						26,817	(5)	1,159,835
Real H. Renaud	4,793	0		5.33	09/29/2009
	0	0		16.00	06/23/2010
	13,800	0		31.97	08/01/2011
	23,400	0		32.15	07/15/2012
	40,400	0		32.87	07/23/2013
	30,300	0		43.07	02/13/2014
	12,500	25,000	(2)	47.75	02/17/2015
	3,906	0		47.36	05/09/2015
	0	26,250	(3)	38.03	08/11/2013
						21,400	(6)	925,550
David P. Johst	115,254	0		5.33	09/29/2009
	16,000	0		16.00	06/23/2010
	21,800	0		31.97	08/01/2011
	23,400	0		32.15	07/15/2012
	26,600	0		32.87	07/23/2013
	20,200	0		43.07	02/13/2014
	10,976	21,954	(2)	47.75	02/17/2015
	11,719	0		47.36	05/09/2015
	0	26,250	(3)	38.03	08/11/2013
						27,150	(7)	1,174,238
Nancy A. Gillett	0	0		16.00	06/23/2010
	0	0		31.97	08/01/2011
	0	0		32.15	07/15/2012
	2,992	0		32.87	07/23/2013
	11,600	0		43.07	02/13/2014
	10,045	20,090	(2)	47.75	02/17/2015
	9,766	0		47.36	05/09/2015
	0	30,800	(3)	38.03	08/11/2013
						24,620	(8)	1,064,815

(1)             Calculated based on the closing price ($43.25) of the Company’s stock on December 29, 2006, the last trading day of the fiscal year.

(2)             One half of the unexercisable stock options will vest on 02/17/2007 and the remaining one half will vest on 02/17/2008.

(3)             The stock option vests in 25% increments on the following dates: 08/11//2007, 08/11/2008, 08/11/2009 and 08/11/2010.

(4)             The stock award vests as follows: 28,050 shares vest on 02/17/2007, 28,050 on 02/17/2008, 12,862 shares vest on 08/11/2007, 12,863 share  vest on 08/11/2008, 12,862 shares vest on 08/11/2009 and 12,863 shares vest on 08/11/2010.

(5)             The stock award vests as follows: 7,833 on 02/17/2007, 7,834 shares vest on 02/17/2008, 2,787 shares vest on 08/11/2007, 2,788 shares vest on 08/11/2008, 2,787 shares vest on 08/11/2009 and 2,788 shares vest on 08/11/2010.

(6)             The stock award vests as follows: 5,125 shares vest on 02/17/2007, 5,125 shares vest on 02/17/2008, 2,787 shares vest on 08/11/2007, 2,788 shares vest on 08/11/2008, 2,787 shares vest  on 08/11/2009 and 2,788 shares vest on 08/11/2010.

(7)             The stock award vests as follows: 2,000 shares vest on 02/13/2007, 7,000 shares vest on 02/17/2007, 7,000 shares vest on 02/17/2008, 2,787 shares vest on 08/11/2007, 2,788 shares vest on 08/11/2008, 2,787 shares vest on 08/11/2009 and 2,788 shares vest  on 08/11/2010.

(8)             The stock award vests as follows: 5,785 shares vest on 02/17/2007, 5,785 shares vest on 02/17/2008, 3,262 shares vest on 08/11/2007, 3,263 shares vest on 08/11/2008, 3,262 shares vest on 08/11/2009 and 3,263 shares vest on 08/11/2010.

On December 7, 2005, the Company accelerated the vesting of outstanding options previously awarded to certain officers and employees. Options granted on February 13, 2004 to purchase approximately 724,000 shares of common stock at an exercise price of $43.07 were subject to this acceleration. As a condition of the acceleration and to prevent unintended personal benefit, the Company’s executive officers and other members of senior management agreed to refrain from selling common stock acquired upon the exercise of these accelerated options until the original vesting date. As of December 30, 2006, the named executives held the following number of unexercised stock options subject to such restrictions: Mr. Foster—150,000; Mr. Renaud—30,300; Mr. Ackerman—20,200; Mr. Johst—20,200; and Dr. Gillett—11,600.

The Company has not engaged in any option repricings or other modifications to any of its outstanding equity awards during fiscal year 2006.

2006 Option Exercises and Stock Vested

The following table shows information regarding stock option exercises and vesting of restricted stock awards with respect to the named executives during the year ended December 30, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	33,800	1,209,269	28,050	1,377,255
Thomas F. Ackerman	0	0	9,833	455,400
Real H. Renaud	0	0	8,459	369,661
David P. Johst	0	0	9,000	438,740
Nancy A. Gillett	3,042	26,952	5,785	284,044

(1)          The value realized on the exercise of stock options which are sold on the same date of exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as where the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)          The value realized on vesting of restricted stock is based on the closing price of our common stock on the trading date immediately preceding the date of vesting.

2006 Pension Benefits

One of the Company’s sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that covers most U.S. employees hired prior to January 1, 2002. Employees hired after December 31, 2001 are not eligible to participate in this Plan. Each of the named executives is eligible to receive pension benefits under the U.S. Pension Plan.

Benefits under the U.S. Pension Plan are based on the participants’ highest five consecutive years of compensation and years of service. The amount of pension payable annually at normal retirement (age 65) is equal to the greatest of:  (1) 1 1/8% of participants’ highest average five consecutive years of compensation multiplied by years of service up to 40 years, less the maximum offset allowance determined in accordance with the Code Section 401(l); (2) $180 multiplied by years of service; and (3) $1,500. In addition, certain officers and key employees are entitled to a frozen supplemental benefit amount ranging in amount from $51,000-$97,000. The applicable amounts for the named executives are as follows:  Mr. Foster, $73,000; Mr. Ackerman, $97,000; Mr. Renaud, $69,000; and Mr. Johst, $79,000.

Compensation under the U.S. Pension Plan generally would include amounts shown as salary and non-equity incentive plan compensation for the named executives (as shown on the Summary Compensation Table above) and would exclude any wages derived from stock options or severance pay. Early retirement benefits are provided to any retiring participant who has attained age 55 and completed five years of vesting service. The early retirement benefit is equal to the participant’s normal retirement benefit reduced by 5/9% per month for the first 60 months and 5/18% for each month over 60 by which the participant’s benefit commencement date precedes his or her normal retirement date. Each of Messrs. Foster and Renaud are currently eligible for early retirement.

Participants’ rights to benefits under this plan vest upon completion of five years of service. In the event of a change in control of the Company, each of the named executives, other than Mr. Renaud, will receive additional years of service credit in calculating their benefits under the Pension Plan pursuant to the terms of his or her Change in Control Agreement, which is discussed below. Mr. Renaud has already reached the maximum years of credited service under the Pension Plan (40 years) so he will not receive additional years of credited service in the event of a change in control.

The table below sets forth information regarding the accumulated benefits of the named executives under the Charles River Laboratories, Inc. Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James C. Foster	Charles River Laboratories, Inc. Pension Plan	31.6	768,292	0
Thomas F. Ackerman	Charles River Laboratories, Inc. Pension Plan	19.0	615,853	0
Real H. Renaud	Charles River Laboratories, Inc. Pension Plan	40.0	1,058,385	0
David P. Johst	Charles River Laboratories, Inc. Pension Plan	16.0	310,799	0
Nancy A. Gillett	Charles River Laboratories, Inc. Pension Plan	7.0	61,989	0

(1)          The maximum years of credited service under the Charles River Laboratories, Inc. Pension Plan is 40 years. If there were no such maximum, Mr. Renaud would have 42.3 years of credited service.

(2)          The normal form of payment under the Charles River Laboratories, Inc. Pension Plan is a straight life annuity. The present value of accumulated benefits disclosed are based on the assumptions used in the Company’s financial statement disclosures relating the to the Charles River Laboratories, Inc. Pension Plan including a discount rate of 5.90% and assuming mortality according to the 1994 Uninsured Pensioner Mortality Table. The amounts reflected in this column include the frozen supplemental benefit amounts referred to in the description of the pension plan above.

2006 Nonqualified Deferred Compensation

On February 8, 2006, the Company established the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for select eligible employees, including its named executives. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a number of reference mutual funds as well as an interest crediting rate. The table below shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2006.

Name of Fund	Rate of Return
American Funds Ins Ser International 2	18.50%
DWS Small Cap Index VIP	17.02%
Delaware VIP Small Cap Value Series	15.72%
Fidelity VIP Mid Cap Svc	12.14%
AllianceBern VPS Small/Mid Cap Value A	13.96%
American Funds Ins Ser Growth 2	9.78%
DWS Equity 500 Index VIP	15.06%
Lincoln VIP Growth & Income	11.91%
Delaware VIP Value Series	23.61%
Lincoln VIP Global Asset Alloc	14.05%
Janus Aspen Flex Bond Svc (MF)	3.57%
Lincoln VIP Money Market	4.26%

The plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to the Employee Retirement Income Security Act of 1974. Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

In addition to the Deferred Compensation Plan, certain officers and key employees of the Company also participate, or in the past participated, in the Company’s amended and restated Executive Supplemental Life Insurance Retirement Plan, or ESLIRP, which is a non-funded, non-qualified arrangement. Annual benefits under this plan equals a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under the Charles River Laboratories, Inc. Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive’s retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service with a 10% incremental increase in vesting percentage for each year thereafter. The total ESLIRP benefit will be offset by the Charles River Laboratories, Inc. Pension Plan and Social Security.

In connection with the establishment of the Deferred Compensation Plan, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Mr. Foster, Mr. Renaud, Mr. Ackerman and Mr. Johst, who are named executives, were participants in the ESLIRP. Upon the adoption of the Deferred Compensation Plan, the value of their accrued ESLIRP benefits, after adjustments for outstanding Medicare taxes, were credited to their Deferred Compensation Plan account balances as follows:  Mr. Foster:  $6,506,049, Mr. Ackerman:  $1,697,380, Mr. Renaud:  $2,691,730 and Mr. Johst:  $1,245,235.

In addition, the Company provides certain active employees, including Dr. Gillett, an annual contribution into their Deferred Compensation Plan account of 10% of the employee’s base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus. In 2006, Dr. Gillett was credited with $42,820, the value of these amounts based on her base salary and bonus amounts for fiscal year 2005. The credited amounts for Dr. Gillett vest in ¼ increments annually over a four year period.

Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts, less $50,000. For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled “Executive Compensation and Related Information—Potential Payments Upon Termination or Change in Control”.

The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during 2006.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
James C. Foster	0	6,506,049	502,641	0	7,008,690
Thomas F. Ackerman	0	1,697,380	155,461	0	1,852,841
Real H. Renaud	0	2,691,730	162,560	0	2,854,290
David P. Johst	0	1,245,235	43,224	0	1,288,459
Nancy A. Gillett	0	45,820	4,571	0	50,391

(1)          For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during fiscal year 2006. Accordingly, amounts credited by the registrant with respect to compensation earned in the last fiscal year, but which are credited in 2007 have not been included in this table. However, these amounts (Mr. Foster, $666,498; Mr. Ackerman, $239,239; Mr. Renaud, $367,194; Mr. Johst, $162,164; and Dr. Gillett, $57,387) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled “All Other Compensation”. As further discussed in the narrative discussion above, the amounts set forth in the column entitled “Registrant Contributions in Last FY” represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives’ Deferred Compensation Plan account balances.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive’s employment had terminated on December 30, 2006, given the named executive’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Disability and Life Insurance

Separate from the provisions of the Officer Separation Plan or the change in control agreements discussed below, the named executives may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the named executives as a result of disability, disability insurance could provide up to a maximum additional amount of $50,000, dependent on the nature of the disabling loss. In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives’ beneficiaries as follows:  Mr. Foster, $8,850,000; Mr. Ackerman, $3,770,000; Mr. Renaud, $4,110,000; Mr. Johst, $3,770,000; and Dr. Gillett, $3,498,000 (inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to the Company’s Deferred Compensation Plan). The total termination compensation described below does not include these amounts.

Severance Plans

Under the Company’s Officer Separation Plan, a corporate officer whose employment is terminated by the Company for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who has not been offered a comparable position within the Company is entitled to receive a severance payment equal to two years of the officer’s base pay (plus accrued vacation pay and a pro rata bonus payout if termination occurred after June 30th of the applicable year). Payments under the Officer Separation Plan are to be made either bi-weekly (the Company’s normal payroll cycle) or in one lump sum payment at the officer’s election. In exchange for these payments, the officer must agree not to compete with the Company for one year following his or her separation. Each of the named executives other than Mr. Renaud is a participant in this plan. In January 1992, Mr. Renaud entered into an agreement with Charles River Laboratories, Inc. providing for a severance payment equal to one year of his base pay if his employment is terminated for any reason other than for cause, and up to one additional year of base pay until he finds non-competing employment. The 1992 agreement with Mr. Renaud also prohibits him from competing with Charles River Laboratories, Inc. for one year after his termination of employment.

If the employment of each named executive were terminated on December 30, 2006 by the Company without cause, the aggregate estimated amount associated with cash severance (assuming that a full actual bonus was paid for the year of termination and that there was no accrued vacation time payable), benefits continuation (health, life insurance, retirement income, and 401(k) plan benefits), the value of outplacement services (other than Mr. Renaud), the in-the-money equity value of equity awards that are vested at the time of the hypothetical termination (using the Company’s closing stock price ($43.25) on December 29, 2006, the last trading day prior to the end of fiscal year 2006) and the value of the accrued and vested benefits at the time of such hypothetical termination under the Company’s qualified and non-qualified retirement plans (including an additional two years of contributions to the Company’s 401(k) plan for each named executive officer other than Mr. Renaud) would be as follows:

•       Mr. Foster:  $21,485,005

•       Mr. Ackerman:  $6,179,382

•       Mr. Renaud:  $6,725,109

•       Mr. Johst:  $8,838,680

•       Dr. Gillett:  $1,604,174

Mr.  Renaud would also be entitled to this estimated amount upon any other termination of employment (other than a termination by the Company for cause).

If the employment of each named executive other than Mr. Renaud were terminated on December 30, 2006 as a result of retirement, disability, death, cause or voluntary resignation, each individual would only be entitled to his or her vested and accrued benefits and equity awards as of the date of termination, with no additional payment of severance due. As of December 30, 2006, the in-the-money equity value of equity awards vested as of such date (using the Company’s stock price on December 30, 2006) and the value of accrued and vested benefits as of such date under the Company’s qualified and non-qualified retirement plans were as follows:

•       Mr. Foster:  $18,497,489

•       Mr. Ackerman:  $4,882,376

•       Mr. Johst:  $7,588,038

•       Dr. Gillett:  $401,240

Change in Control Agreements

The Company has entered into change in control agreements with most of its executive officers, including each of the named executives. These agreements provide such officer with severance and other benefits in the event their employment terminates under certain conditions during the term of the agreement and within one year following a “change in control” (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the executive officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with the Company (including the severance plans described above).

The agreements provide that any options to acquire common stock of the Company awarded to the executive officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of the change in control. In addition, restrictions on any shares of restricted stock of the Company held by the executive officer shall lapse upon the occurrence of the change in control.

Each executive officer covenants in his or her agreement that in the event of a change in control during the term of the agreement, he or she will remain in the employ of the Company after the change in control until the earliest of (1) six months after the date of the change in control, (2) termination by the executive officer of his or her employment for “good reason” (as defined in the agreement) or by reason of death, disability or retirement or (3) termination of the executive officer’s employment by the Company for any reason.

If the employment of the executive officer is terminated during the term of the agreement and on or before the first anniversary of a change in control (1) by the Company other than for “cause” (as defined in the agreement), death or disability or (2) by the executive officer for good reason, the executive officer will be entitled to certain severance benefits, as follows:

•       a lump-sum cash severance payment equal to a multiple that varies from one to three (depending on the position held by the executive officer) times the sum of (1) the executive officer’s then annual base salary and (2) the executive officer’s target bonus for the fiscal year in which the termination occurs; for purposes of the foregoing, Mr. Foster’s multiple is three, and the other named executive officers’ multiple is two;

•       for those executive officers at the Senior Vice President level and above, an additional payment to “gross-up” the executive officer for any significant excise tax imposed by Section 4999 of the Internal Revenue Code;

•       additional service credit for pension purposes (2 years for each named executive officer other than Mr. Foster who will receive 3 years) and other than Mr. Renaud (who has already reached the maximum 40 years of credited service under the U.S. Pension Plan), assuming a 4% increase in compensation for each year;

•       continuation of group health, dental, life insurance and other welfare-type benefits for a number of years post-termination (varying from one to three, depending on the position held by the executive officer); for purposes of this disclosure, Mr. Foster will receive three years of such benefits and the other named executives will receive two years; and

•       26 weeks of outplacement services (up to $50,000), entitlement to purchase the officer’s then Company-leased vehicle in accordance with the most attractive terms available under the lease, and payment of legal fees incurred in connection with any termination of employment other than a termination by the Company for cause.

A “change in control” is defined in each agreement as any one of the following:  (1) the closing of the sale of all or substantially all of the Company’s assets as an entirety to any person or related group of persons; (2) the merger or consolidation of the Company with or into another corporation or the merger or consolidation of another corporation with or into the Company or one of the Company’s subsidiaries, such that immediately after such transaction the outstanding voting securities of the Company immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of the Company’s outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire common stock) is transferred to a single person or entity, or a “group” (within the meaning of Rule 13d-5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

Under the agreement, the term “cause” is defined as the (1) willful and continued failure of the executive officer to perform his or her duties with the Company, (2) a substantial violation of the Company’s Code of Business Conduct and Ethics (and any successor policy), (3) conviction of a felony or (4) engaging in conduct that violates the confidentiality provisions of the Agreement. “Good reason” is generally defined to include (1) situations such as the assignment to the executive officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the executive officer’s total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the executive officer to relocate more than 50 miles from the office where he or she is based.

If the employment of each named executive were terminated on December 30, 2006 by the Company under circumstances entitling him or her to payment under the agreement, the aggregate amount associated with cash severance, benefits continuation, outplacement services, tax gross-up payments, the in-the-money value of equity awards taking into account any acceleration as a result of the change in control (using the Company’s closing stock price of $43.25 on December 29, 2006, the last trading day prior to the end of fiscal year 2006) and the value of accrued and vested benefits at the time of such hypothetical termination under the Company’s qualified and non-qualified retirement plans (after taking into account additional service credit as a result of the termination) would be as follows:

•       Mr. Foster:  $31,538,366

•       Mr. Ackerman:  $7,708,498

•       Mr. Renaud:  $8,276,825

•       Mr. Johst:  $10,403,299

•       Dr. Gillett:  $3,630,195

If the employment of each named executive were terminated on December 30, 2006 as a result of retirement, disability, death, cause or voluntary resignation, the named executive would not be entitled to enhanced cash severance benefits under the change-in-control agreements described above. As of December 30, 2006, the estimated aggregate amount associated with the in-the-money value of equity awards taking into account any acceleration as a result of the change in control (using the Company’s closing stock price of $43.25 on December 29, 2006, the last trading day prior to the end of fiscal year 2006) and the value of accrued and vested benefits as of such date under the Company’s qualified and non-qualified retirement plans would be as follows:

•       Mr. Foster:  $23,782,732

•       Mr. Ackerman:  $6,179,237

•       Mr. Renaud:  $6,622,274

•       Mr. Johst:  $8,899,300

•       Dr. Gillett:  $1,626,831

If a change in control were to occur on December 30, 2006 and each named executive were to continue to remain employed by the Company, the aggregate amount associated with the in-the-money value of all equity awards held by such executive, taking into account any acceleration as a result of the change in control (using the Company’s closing stock price of $43.25 on December 29, 2006, the last trading day prior to the end of fiscal year 2006) would be as follows:

•       Mr. Foster:  $15,718,152

•       Mr. Ackerman:  $3,183,875

•       Mr. Renaud:  $2,084,536

•       Mr. Johst:  $6,903,082

•       Dr. Gillett:  $1,258,736

Of these amounts, the following is the value associated with equity awards that vest solely as a result of the change in control transaction:

•       Mr. Foster:  $5,285,246

•       Mr. Ackerman:  $1,296,860

•       Mr. Renaud:  $1,062,575

•       Mr. Johst:  $1,311,263

•       Dr. Gillett:  $1,225,591

2006 Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting Director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

The following table sets forth all of the compensation awarded to, earned by, or paid to the Company’s Directors for the year ended December 30, 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
William H. Waltrip	78,500	—	176,056	—	254,556
George E. Massaro	70,000	—	176,056	—	246,056
George M. Milne, Jr.	64,000	—	176,056	—	240,056
Stephen D. Chubb	56,500	—	176,056	—	232,556
Linda McGoldrick	54,000	—	176,056	—	230,056
Douglas E. Rogers,	54,000	—	176,056	—	230,056
Samuel O. Thier	52,000	—	176,056	—	228,056

(1)          Reflects aggregate dollar amount of all fees earned for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees. A description of the applicable fees can be found below.

(2)          As of December 30, 2006, each director held no stock awards and the aggregate number of option awards as follows:  Chubb—48,000, Massaro—52,500, McGoldrick—44,000, Milne—62,000, Rogers—42,000, Thier—42,900, Waltrip—48,000.

(3)          Amount reflects the compensation cost for the year ended December 30, 2006 of the Directors’ stock options, calculated in accordance with SFAS 123(R) and using the Black-Scholes valuation model utilizing the Company’s assumptions expensed over the vesting period of the stock options, but does not include any assumed forfeitures. See note 11 to our Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 30, 2006 for a discussion of the assumptions used by the Company in the Black-Scholes valuation model. The full grant date fair value of the stock option awards granted to each of the directors in February 2006, calculated in accordance with SFAS 123(R) and using the Black-Scholes valuation model utilizing the Company’s assumptions, but not including any assumed forfeitures, was $168,360 per director.

(4)          No director of the Company received perquisites and other personal benefits equal to or exceeding $10,000 in the aggregate.

In 2006, the Company paid each non-employee director an annual fee of $50,000 for service as a director of the Company. Additional fees were paid to the Lead Independent Director ($20,000), the Chair of the Audit Committee ($15,000) and the Chair of the Compensation Committee ($10,000) for their additional responsibilities. Directors were also eligible to receive $1,000 for each committee meeting they attended in person and $500 for each committee meeting they attended by telephone, payable at the discretion of the committee Chair. Expenses incurred in attending Board of Directors meetings and committee meetings are also reimbursed by the Company.

Non-employee directors are eligible to receive options under the Company’s stock option plans. Each unaffiliated, non-employee director has been granted an option to purchase 20,000 shares of common stock on the first day of the month following his or her initial election or appointment to the Board. Board members also have received an annual stock option grant. Options for 12,000 shares were granted in February 2006 to each non-employee director. Options granted to members of the Board of Directors vest in full one year from the date of grant and expire five years from the date of grant.

The Company has revised director compensation beginning in 2007. The Company will pay each non-employee director an annual fee of $60,000 for service as a director of the Company, except for members of the Audit Committee, who will be paid an annual fee of $65,000. Additional fees will be paid to the combined Lead Independent Director/Chair of the Governance Committee ($25,000), the Chair of the Audit Committee ($15,000) and the Chair of the Compensation Committee ($10,000) for their additional responsibilities. No additional fees will be paid for attending meetings of the Board or any Committee of the Board. Expenses incurred in attending Board of Directors meetings and committee meetings are reimbursed by the Company. As of the date of this Proxy Statement, no determination has been made as to the form, amount and timing of equity awards to directors for fiscal 2007.

In February 2005, Mr. Robert Cawthorn resigned from the Board of Directors. Mr. Cawthorn was appointed to a two-year position as Director Emeritus of the Company and was entitled to receive a $10,000 annual fee for such service. In May 2006, Mr. Cawthorn resigned as Director Emeritus.

In order to align the interests of directors and shareholders, the Board of Directors have mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in the Company’s Corporate Governance Guidelines, each director who has served on the Board for at least two years is required to own a minimum of Company stock (excluding stock options) valued at least two times the annual retainer paid to all directors (excluding any additional compensation provided for chairmanships or lead director services).

Related Person Transaction Policy

In February 2007, the Board of Directors approved a formal Related Person Transactions Policy (available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption) which is intended to promote the timely identification of transactions involving “related persons” (as such term is defined pursuant to Item 404(a) of Regulation S-K) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.

In determining whether applicable transactions are compliant with this policy, the Audit Committee is directed to determine whether the related person has a direct or indirect material interest in the transaction. The absence of a direct or indirect material interest, or satisfaction of any of the following criteria, indicates that there is no related person transaction:

•       transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•       transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•       transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•       transactions in which the related person’s interest derives solely from his or her ownership of a class of equity securities of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

•       compensation arrangements of any executive officer, other than an individual who is an “immediate family member” (as defined in the Related Person Transactions Policy) of a related person, if such arrangements have been approved by the Board of Directors or the Compensation Committee; or

•       Director compensation arrangements, if such arrangements have been approved by the Board of Directors or the Corporate Governance and Nominating Committee.

If the transaction qualifies as a related person transaction the Audit Committee then considers all relevant facts and circumstances, including without limitation: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to the Company; opportunity costs of alternate transactions; the materiality and character of the related person’s direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in or (2) is not inconsistent with, the best interests of the Company and its shareholders.

As of the date of this Proxy Statement, the Company is not aware of the existence of any related person transaction since January 1, 2006.

Compensation Committee Interlocks and Insider Participation

During most of the 2006 fiscal year, the Compensation Committee consisted of Messrs. Milne, Rogers and Waltrip, and Ms. McGoldrick. None of these individuals has served as an officer or employee of the Company or any of its subsidiaries. The Company is not aware of any compensation committee interlocks.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2006, the Committee consisted of Messrs. Massaro, Chubb and Waltrip.

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. The Board of Directors has determined that Stephen D. Chubb and George E. Massaro are both Audit Committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 30, 2006, the Audit Committee took the following actions:

•       Reviewed and discussed the audited financial statements for the fiscal year ended December 30, 2006, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements and the earnings releases, and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

•       Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of the Company’s management and the audit-related activity of PricewaterhouseCoopers LLP.

•       Met with the Company’s management, internal auditors and PricewaterhouseCoopers LLP, separately and together, with and without management present, to discuss the Company’s financial reporting process and internal controls over financial reporting in addition to other matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•       Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with PricewaterhouseCoopers LLP their independence and acknowledged their independence.

•       Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

•       Reviewed with the independent auditor all services provided during 2006 and found no independence concerns and approved all work in advance of completion consistent with prescribed policy and procedures.

•       Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Committee engaged the independent registered public accounting firm only for certain services including audit, audit-related and specifically approved tax and other services.

•       Evaluated the annual inspection report by the Public Company Accounting Oversight Board of the independent registered public accounting firm, and discussed the report with the independent registered public accounting firm.

•       Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls over financial reporting and auditing matters.

Based on the Audit Committee’s review of the audited financial statements, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair)
Mr. Stephen D. Chubb
Mr. William H. Waltrip

The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that Charles River Laboratories specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS

Code of Business Conduct and Ethics

All our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board of Directors, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. This Code forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the integrity of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place, and we will monitor any rules adopted by the SEC to determine whether we need to modify our processes.

The full text of our Code of Business Conduct and Ethics is available on our website at www.criver.com, under the “Investor Relations—Corporate Governance” caption. We will disclose any future material amendments to the Code of Business Conduct and Ethics and any waivers granted to any director or officer within two business days following the date of such amendment or waiver.

Shareholder Proposals for 2008 Proxy Statement

Shareholders who wish to present proposals for inclusion in the Proxy Statement relating to the Company’s Annual Meeting of Shareholders to be held in 2008 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s by-laws. To be eligible, shareholder proposals must be received by the Corporate Secretary of the Company no later than December 1, 2007.

Under the Company’s By-laws, if a shareholder wishes to present a proposal before the 2008 Annual Meeting but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such shareholder must give written notice to the Corporate Secretary of the Company, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice not less than 60 days nor more than 90 days prior to May 8, 2008, provided that, if the 2008 Annual Meeting is not held within 30 days before or after May 8, 2008, then such nomination must be delivered to or mailed and received by the Corporate Secretary no later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If we do not receive timely notice of a proposal to be presented at the 2008 Annual Meeting, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when any such proposal is raised at the meeting.

Obtaining Additional Information about the Company

The Notice of Meeting, this Proxy Statement, the enclosed proxy and the Company’s Annual Report to Shareholders for the year ended December 30, 2006 are being mailed to shareholders on or about March 30, 2007. The Company’s Annual Report to Shareholders includes a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about the Company. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of the Company’s Annual Report on Form 10-K (with exhibits) for the year ended December 30, 2006 can also be found on the SEC website at www.sec.gov.

Copies of the charters of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee, the Company’s Corporate Governance Guidelines, and the Company’s Code of Business Conduct and Ethics are also available upon request from any shareholder to the Company, Attn:  Corporate Secretary, 251 Ballardvale Street, Wilmington, MA, 01887.

Certain Matters Relating to Proxy Materials and Annual Reports

The Company satisfies SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Computershare Trust Company, N.A., P.O. Box 43023, Providence, RI 02940-3023, telephone 1-877-282-1168. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your broker or bank.

Forward Looking Statements

This Proxy Statement, and in particular the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation and Related Information - Potential Payments Upon Termination or

Change in Control”, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These include statements regarding future events and the future results of the Company and the employment of our named executive officers that are based on the beliefs and assumptions of our management as well as certain scenarios required by the federal securities laws rules and regulations. These statements are based on current expectations and beliefs of Charles River as well as particular hypothetical situations, and involve a number of risks, uncertainties, and assumptions that are difficult to predict, including the employment prospects of our named executives upon a change-in-control and the value of their benefits upon such events. You should not rely on forward-looking statements because they are predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our Form 10-K for the fiscal year ended December 30, 2006 under the sections entitled “Risks Related to Our Business and Industry,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our press releases and other financial filings with the Securities and Exchange Commission. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks.

Other Business

The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By order of the Board of Directors:
Joanne P. Acford
Corporate Secretary

Wilmington, Massachusetts
March 30, 2007

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

APPENDIX A

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
2007 INCENTIVE PLAN

adopted by the Board of Directors on March 22, 2007

1.                 ADMINISTRATION

Subject to the express provisions of the Plan, the Administrator has the authority to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to implement the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant’s consent, alter the terms of the Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator has expressly reserved the right to do so. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception.

2.                 LIMITS ON AWARDS UNDER THE PLAN

a.   NUMBER OF SHARES.   Subject to adjustments as provided in Section 5, the total number of shares of Stock subject to Awards granted under the Plan, in the aggregate, may not exceed 6,300,000 (the “Fungible Pool Limit”). Each share of Stock issued or to be issued in connection with any Full-Value Award shall be counted against the Fungible Pool Limit as 2.3 Fungible Pool Units. Stock Options, SARs and other Awards that do not deliver the full value at grant thereof of the underlying shares of Stock and that expire no more than seven (7)  years from the date of grant shall be counted against the Fungible Pool Limit as one (1.0) Fungible Pool Unit. (For these purposes, the number of shares of Stock taken into account with respect to a SAR shall be the number of shares of Stock underlying the SAR at grant (i.e., not the final number of shares of Stock delivered upon exercise of the SAR)). For purposes of the preceding sentence, shares that have been forfeited or cancelled in accordance with the terms of the applicable Award shall not be considered to have been delivered under the Plan, but shares held back in satisfaction of the exercise price or tax withholding requirements from shares that would otherwise have been delivered pursuant to an Award will be considered to have been delivered under the Plan. Any shares of Stock that again become available for grant pursuant to this Section 2(a) shall be added back to the pool of available shares. For purposes of clarity, in calculating the number of shares of stock remaining under the Fungible Pool Limit, the Administrator will not increase the number of available Fungible Pool Units for shares of Stock delivered under an Award (i.e. previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes). The Administrator shall determine the appropriate methodology for calculating the number of shares of Stock issued pursuant to the Plan.

b.   TYPE OF SHARES.   Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

c.   CERTAIN SHARE LIMITS.   The maximum number of shares of Stock for which Stock Options may be granted to any person annually from and after adoption of the Plan and prior to March 22, 2017, the maximum number of shares of Stock subject to SARs granted to any person annually during such period and the aggregate maximum number of shares of Stock subject to other Awards that may be delivered (or the value of which may be paid) to any person annually during such period shall each be 2,000,000. For purposes of the preceding sentence, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m); PROVIDED, no such repricing shall be permitted except in accordance with Section 4.a.(10) of this Plan. Each person eligible to participate in the Plan shall be eligible to receive Awards covering up to the full number of shares of Stock then available for

Awards under the Plan. No Awards may be granted under the Plan after March 22, 2017, but previously granted Awards may extend beyond that date.

d.   OTHER AWARD LIMITS.   No more than $3,000,000 may be paid to any individual with respect to any Cash Performance Award (other than an Award expressed in terms of shares of Stock or units representing Stock, which shall instead be subject to the limit set forth in Section 2.c. above). In applying the dollar limitation of the preceding sentence: (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount.

3.                 ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

4.                 RULES APPLICABLE TO AWARDS

a.                 ALL AWARDS

(1)          TERMS OF AWARDS. All Awards of Stock Options and SARs granted hereunder shall have a term of not to exceed seven years from the date of grant. The Administrator shall determine all other terms of all Awards subject to the limitations provided herein.

(2)          PERFORMANCE CRITERIA. Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

(3)          ALTERNATIVE SETTLEMENT. The Company may at any time extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 2) or other property on such terms as the Administrator determines, PROVIDED the holder of the Award consents to such exchange, PROVIDED FURTHER, no such exchange will be made where the cash, Stock or property to be received has a fair market value greater than the Award being extinguished, or where any such exchange would violate Section 4.a.(10) of this Plan.

(4)          TRANSFERABILITY OF AWARDS. Awards may not be transferred other than by will or by the laws of descent and distribution and during a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

(5)          VESTING, ETC. Without limiting the generality of Section 1, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless otherwise provided by Section 4.e with respect to Performance Awards or if the Administrator expressly provides otherwise:

(A)       immediately upon the cessation of a Participant’s employment or other service relationship with the Company and its Affiliates, all Awards (other than Stock Options and SARs) held by the Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to such cessation of employment or other service relationship will be forfeited if not then vested and, where exercisability is relevant, will cease to be exercisable;

(B)        except as provided in (C) and (D) below, all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to the cessation of the Participant’s employment or other service relationship for reasons other than death, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4.a.(5), and shall thereupon terminate;

(C)        all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4.a.(5), and shall thereupon terminate; and

(D)       all Stock Options and SARs held by a Participant (or by a permitted transferee of the Participant under Section 4.a.(4)) whose cessation of employment or other service relationship is determined by the Administrator in its sole discretion to result from reasons which cast such discredit on the Participant as to justify immediate termination of the Award shall immediately terminate upon such cessation.

Unless the Administrator expressly provides otherwise, a Participant’s “employment or other service relationship with the Company and its Affiliates” will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant’s employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

(6)          TAXES. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements. In no event shall Stock be tendered or held back by the Company in excess of the minimum amount required to be withheld for Federal, state, and local taxes. As provided in Section 2(a) of this Plan, in the event shares of Stock are held back from an Award in satisfaction of tax withholding requirements, such shares will nonetheless be considered to have been delivered under the Plan.

(7)          DIVIDEND EQUIVALENTS, ETC. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to any Full Value Award if and in such manner as it deems appropriate.

(8)          RIGHTS LIMITED. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(9)          SECTION 162(m). The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify. In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m), except as otherwise permitted by the regulations at Treas. Regs. Section 1.162-27: (i) the Administrator shall pre-establish in writing one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)); (ii) payment of the Award shall be conditioned upon prior certification by the Administrator that the Performance Criteria have been satisfied; and (iii) if the Performance Criteria with respect to the Award are not satisfied, no other Award shall be provided in substitution of the Performance Award. The provisions of this Section 6.a.(9) shall be construed in a manner that is consistent with the regulations under Section 162(m).

(10)         OPTION AND SAR REPRICING. Options and SARs may not be repriced without the approval of a majority of shares voting on the matter.

b.                AWARDS REQUIRING EXERCISE

(1)                TIME AND MANNER OF EXERCISE. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award or adequate provision therefore, as set forth in Section 4(b)(3); and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2)                EXERCISE PRICE. The Administrator shall determine the exercise price of each Stock Option and SAR; PROVIDED, that each Stock Option and SAR must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option and SAR, determined as of the date of grant. An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value.

(3)                PAYMENT OF EXERCISE PRICE, IF ANY. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator (with the consent of the optionee of an ISO if permitted after the grant), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Award to the Company, payable on such terms as are specified by the Administrator, (iii) if the Stock is publicly traded, by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

(4)                GRANT OF STOCK OPTIONS. Each Stock Option awarded under the Plan shall be deemed to have been awarded as a non-ISO (and to have been so designated by its terms) unless the Administrator expressly provides for ISO treatment that the Stock Option is to be treated as an ISO.

c.                 AWARDS NOT REQUIRING EXERCISE

Awards of Restricted Stock and Unrestricted Stock may be made in return for either (1) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (2) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

d.                AWARDS OF FULL-VALUE AWARDS

Notwithstanding Section 4(a)(5) of this Plan, (1) Full-Value Awards to Participants other than non-employee members of the Board of Directors that are not Performance Awards shall vest (i.e., become free of forfeiture restrictions) over a period of time at least three years or more from the date of grant, and (2) Full-Value Awards that are Performance Awards shall be subject to the attainment of Performance Criteria which require at least 12 months to achieve; PROVIDED, however that Full-Value Awards that aggregate not more than 5% of the number of shares reserved for issuance under the Plan may be awarded without the vesting requirements set forth in clauses (1) and (2). For purposes of clarity, Full-Value Awards issued to non-employee members of the Board of Directors will not be included in determining whether the 5% threshold in the prior sentence has been achieved.

e.                 PERFORMANCE AWARDS

Performance Awards may be granted to Participants as follows:

(1)          Prior to the grant of any Performance Award, the Administrator shall establish for each such award (i) performance levels at which 100% of the award shall be earned and a range (which need not be the same for all awards) within which greater and lesser percentages shall be earned and (ii) a performance period (which shall not be less than 12 months) which shall be determined at time of grant.

(2)          With respect to the performance levels to be established pursuant to paragraph 4.e.(1), the specific measures for each grant shall be established by the Administrator at the time of such grant. In creating these measures, the Administrator may establish the specific goals based upon or relating to any Performance Criteria (as defined below).

(3)          Except as otherwise provided in paragraph 4.e.(5), the percentage of each Performance Award to be distributed to an employee shall be determined by the Administrator on the basis of the performance levels established for such award and on the basis of individual performance in satisfaction of the Performance Award during such period. Any Performance

Award, as determined and adjusted pursuant to this paragraph and paragraphs 4.e.(5-8) is herein referred to as a “Final Award”. No distribution of any Final Award (or portion thereof) shall be made if the minimum performance level applicable to the related Performance Award is not achieved during the applicable performance period or, unless otherwise determined by the Administrator, if the employment of the employee to whom the related Performance Award was granted shall terminate for any reason whatsoever (including death) within 12 months after the date the Performance Award was granted.

(4)          All Final Awards which have vested in accordance with the provisions of paragraphs 4.e.(5-10) shall be granted as soon as practicable following the end of the related vesting period. Final awards shall be granted in the form of Restricted Stock, Unrestricted Stock, Deferred Stock, Cash Performance Awards, or cash or any combination thereof, as the Administrator shall determine.

(5)          Payment of any Final Award (or portion thereof) to an individual employee shall be subject to the continued rendering of services as an employee (unless this condition is waived by the Administrator). If the Administrator shall determine that such employee has failed to satisfy such conditions precedent, all Performance Awards granted to such employee which have not become Final Awards, and all Final Awards which have not been paid pursuant to paragraph 4.e.(10) shall be immediately canceled. Upon termination of an employee’s employment other than by death (whether such termination is before or after a Performance Award shall have become a Final Award), the Administrator may, but shall not in any case be required to, waive the condition precedent of continuing to render services.

(6)          If, upon termination of an employee’s employment prior to the end of any performance period for a reason other than death, the Administrator shall determine to waive the condition precedent of continuing to render services as provided in paragraph 4.e.(5), the Performance Award granted to such employee with respect to such performance period shall be reduced pro rata based on the number of months remaining in the performance period after the month of such termination and such awards will be paid at the time they would have been paid absent an employment termination. The Final Award for such employee shall be determined by the Administrator (i) on the basis of the performance levels established for such award (including the minimum performance level) and the performance level achieved through the end of the performance period and (ii) in the discretion of the Administrator, on the basis of individual performance during the period prior to such termination. A qualifying leave of absence, determined in accordance with procedures established by the Administrator, shall not be deemed to be a termination of employment but, except as otherwise determined by the Administrator, the employee’s Performance Award will be reduced pro rata based on the number of months during which such person was on such leave of absence during the performance period. A Performance Award shall not vest during a leave of absence granted an employee for local, state, provincial, or federal government service.

(7)          Upon termination of an employee’s employment by reason of death prior to the end of any performance period, the Performance Award granted to such employee with respect to such performance period, except as otherwise provided in paragraph 4.e.(3), shall be reduced pro rata based on the number of months remaining in the performance period after the month of such employee’s death. The percentage of the reduced Performance Award to be distributed to such employee shall be determined by the Administrator (i) on the basis of the performance levels established for such award (including the minimum performance level) and the performance level achieved through the end of the fiscal year during which such employee died and (ii) in the discretion of the Administrator, on the basis of individual performance during the applicable period. Such Final Awards will immediately vest and be paid as promptly as practicable.

(8)          If an employee is promoted during the performance period with respect to any Performance Award, such Performance Award may, in the discretion of the Administrator, be increased to reflect such employee’s new responsibilities.

(9)          Performance Awards that have become Final Awards may be subject to a vesting schedule established by the Administrator. Except as otherwise provided in this Plan, no Final Award (or portion thereof) subject to a vesting schedule shall be paid prior to vesting and the unpaid portion of any Final Award shall be subject to the provisions of paragraph 4.e.(5). The Administrator shall have the authority to modify a vesting schedule as may be necessary or appropriate in order to implement the purposes of this Plan.

(10)   No holder of a Performance Award shall have any rights to dividends or interest or other rights of a stockholder with respect to a Performance Award prior to such Performance Award’s becoming a Final Award.

(11)   To the extent that any employee, former employee, or any other person acquires a right to receive payments or distributions under this Plan with respect to a Performance Award, such right shall be no greater than the right of a general unsecured creditor of the Company. All payments and distributions to be made hereunder shall be paid from the general assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, former employee, or any other person.

5.                 EFFECT OF CERTAIN TRANSACTIONS

a.                 MERGERS, ETC. Immediately prior to a Covered Transaction (other than an Excluded Transaction in which the outstanding Awards have been assumed or substituted for as provided below), all outstanding Awards shall vest and, if relevant, become exercisable, all Performance Criteria and other conditions to any Award shall be deemed satisfied (and with respect to any Performance Awards, satisfied to the extent that Final Awards with respect thereto shall have been deemed to have been awarded in accordance with Section 4.e (subject to the discretion of the Administrator as to the satisfaction of performance levels of the Performance Award)), and all deferrals measured by reference to or payable in shares of Stock shall be accelerated. Upon consummation of a Covered Transaction, all Awards then outstanding and requiring exercise or delivery shall terminate unless assumed by an acquiring or surviving entity or its affiliate as provided below.

In the event of a Covered Transaction, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the acquiring or surviving entity or its affiliates on such terms as the Administrator determines.

b.                CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

(1)          BASIC ADJUSTMENT PROVISIONS. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 2.a. and to the maximum share limits described in Section 2.c., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2)          CERTAIN OTHER ADJUSTMENTS. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 5.a. and 5.b.(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; PROVIDED, that no such adjustment shall be made to the maximum share limits described in Section 2.c., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception, nor shall any change be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

(3)          CONTINUING APPLICATION OF PLAN TERMS. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 5.b.(1) or 5.b.(2) above.

6.                 LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

7.                 AMENDMENT AND TERMINATION

Subject to the last sentence of Section 1, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; PROVIDED, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required under the rules of the New York Stock Exchange (which includes any “material revision” as defined under the rules of the New York Stock Exchange) or in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

8.                 NON-LIMITATION OF THE COMPANY’S RIGHTS

The existence of the Plan or the grant of any Award shall not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

9.                 GOVERNING LAW

The Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts without reference to principles of conflicts of laws.

10.          DEFINED TERMS.

The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

“ADMINISTRATOR”: The Board or, if one or more has been appointed, the Committee. With respect to ministerial tasks deemed appropriate by the Board or Committee, the term “Administrator” shall also include such persons (including Employees) to whom the Board or Committee shall have delegated such tasks.

“AFFILIATE”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“AWARD”: Any or a combination of the following (which shall include any Final Award with respect to the following):

             (i)   Stock Options.

         (ii)   SARs.

     (iii)   Restricted Stock.

       (iv)   Unrestricted Stock.

           (v)   Deferred Stock.

       (vi)   Cash Performance Awards.

   (vii)   Other Performance Awards.

(viii)  Grants of cash made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant.

“BOARD”:                         The Board of Directors of the Company.

“CASH PERFORMANCE AWARD”: A Performance Award payable in cash. The right of the Company under Section 4.a.(3) (subject to the consent of the holder of the Award as therein provided) to extinguish an Award in exchange for cash or the exercise by the Company of such right shall not make an Award otherwise not payable in cash a Cash Performance Award.

“CODE”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“COMMITTEE”: One or more committees of the Board (including any subcommittee thereof) appointed or authorized to make Awards and otherwise to administer the Plan. In the case of Awards granted to executive officers of the Company, except as otherwise permitted by the regulations at Treas. Regs. Section 1.162-27, the Committee shall be comprised solely of two or more outside directors within the meaning of Section 162(m).

“COMPANY”: Charles River Laboratories International, Inc.

“COVERED TRANSACTION”: Any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in any individual, entity or “group” (within the meaning of section 13(d) of the Securities Exchange Act of 1934) acquiring the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) directly or indirectly of more than 50% of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company.

“DEFERRED STOCK”: A promise to deliver Stock or other securities in the future on specified terms.

“EMPLOYEE”: Any person who is employed by the Company or an Affiliate.

“EXCLUDED TRANSACTION”: A Covered Transaction in which

          (i) the shares of common stock of the Company or the voting securities of the Company entitled to vote generally in the election of directors are acquired directly from the Company; or

      (ii) the shares of common stock of the Company or the voting securities of the Company entitled to vote generally in the election of directors are acquired by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

  (iii) (a) the beneficial owners of the outstanding shares of common stock of the Company, and of the securities of the Company entitled to vote generally in the election of directors, immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportions immediately following such transaction more than 50% of the outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) resulting from such transaction and (b) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the board of directors at the time of the execution of the initial agreement, or of the action of the Board, authorizing such transaction.

“FULL-VALUE AWARD”: an Award other than an Option or SAR, and which is settled by the issuance of shares of Stock or the value of the stated number of shares in cash.

“FUNGIBLE POOL UNIT”: the measuring unit used for purposes of the Plan, as specified in Section 2, to determine the number of Shares which may be subject to Awards hereunder, which shall consist of Shares in the proportions (ranging from 1.0  to 2.3) as set forth in Section 2(a).

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

“PARTICIPANT”: An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

“PERFORMANCE AWARD”: An Award subject to Performance Criteria (including any Award that is a Final Award distributed in satisfaction of the vesting of a Performance Award that was subject to Performance Criteria).

“PERFORMANCE CRITERIA”: Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall mean an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; liabilities; costs; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; working capital requirements; stock price; stockholder return; sales, contribution or gross margin, of particular products or services; particular operating or financial ratios; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“PLAN”: The Charles River Laboratories International, Inc. 2007 Incentive Plan as from time to time amended and in effect.

“PREEXISTING PLANS”: Any plan of the Company or its predecessors in existence at or prior to March 22, 2007 under which equity, equity-based or performance cash awards were granted, including, without limitation, the following: (1) Charles River Laboratories International, Inc. 2000 Incentive Plan; (2) Charles River Laboratories Holdings, Inc. 1999 Management Incentive Plan; and (3) Charles River Laboratories International, Inc. 2000 Directors Stock Plan. For the purposes of this definition, “preexisting plans” shall not refer to the Company’s Executive Incentive Compensation Plan (EICP).

“RESTRICTED STOCK”: An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

“SECTION 162(m)”: Section 162(m) of the Code.

“SARS”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“STOCK”: Common Stock of the Company.

“STOCK OPTIONS”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“UNRESTRICTED STOCK”: An Award of Stock not subject to any restrictions under the Plan.

11.          SECTION 409A OF THE CODE

To the extent applicable, the Plan is intended to comply with Section 409A of the Code and the Administrator shall interpret and administer the Plan in accordance therewith. In addition, any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document that is not expressly set forth shall be deemed to be set forth herein, and such Plan shall be administered in all respects as if such provisions were expressly set forth. The Administrator shall have the authority unilaterally to accelerate or delay a payment to which the holder of any Award may be entitled to the extent necessary or desirable to comply with, or avoid adverse consequences under, Section 409A.

12.          EFFECTIVE DATE OF THE PLAN

The Plan shall be effective as of the date of its approval by the Board, subject to its approval by the stockholders of the Company.

13.          AWARDS UNDER PREEXISTING PLANS

Upon approval of the Plan by stockholders of the Company as contemplated under Section 12, no further awards shall be granted under the Preexisting Plans; PROVIDED, however, that any shares that have been forfeited or cancelled in accordance with the terms of the applicable award under a Preexisting Plan may be subsequently again awarded in accordance with the terms of such Preexisting Plan.

APPENDIX B

Charles River Laboratoires International, Inc.
Charles River Laboratories, Inc.

Corporate Governance Guidelines

August 2006

The Board of Directors has developed corporate governance practices to help it fulfill its responsibility to the shareholders to oversee the work of management and the Company’s business results. These practices are memorialized in the CRL Corporate Governance Guidelines, which are summarized below. They are also intended to align the interests of directors and management with those of the Company’s shareholders. These guidelines are subject to future refinement or changes as the Board may find necessary or advisable for the Company in order to achieve these objectives.

Board Composition and Selection; Independent Directors

1.                 Board Size.   The Corporate Governance and Nominating Committee, in conjunction with the Chairman and CEO, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board and periodically evaluates whether a larger or smaller slate of directors would be preferable. The Committee recommends that the Board consist of no less than 7 and no more than 11 directors, absent unusual circumstances such as an acquisition.

2.                 Selection of Board Members.   All Board members are elected annually by the Company’s shareholders, except as noted below with respect to vacancies. The Corporate Governance and Nominating Committee does not solicit director nominations. However, the Committee will consider properly submitted director candidates recommended by shareholders. Recommendations for consideration for nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of the Company’s proxy statement related to shareholders in conjunction with the previous year’s meeting. Shareholders may propose nominees for consideration by the Committee by submitting the names and supporting information to the Secretary, Charles River Laboratories, Inc., 251 Ballardvale St., Wilmington, MA  01887. Each year at the Company’s annual meeting, the Board recommends a slate of directors for election by shareholders. The Board’s recommendations are based on its determination (using advice and information supplied by the Corporate Governance and Nominating Committee) as to the suitability of each individual, and the slate as a whole, to serve as directors of the Company, taking into account the membership criteria discussed below. The Board may fill vacancies in existing or new director positions. Such directors elected by the Board serve only until the next election of directors unless elected by the shareholders to a further term at that time.

3.                 Board Membership Criteria.   The Corporate Governance and Nominating Committee has established criteria for Board membership, which includes the criteria set forth in these Corporate Governance Guidelines, and recommends individuals for membership on the Company’s Board of Directors to the full Board. In evaluating the suitability of individual Board nominees, the Corporate Governance and Nominating Committee takes into account many factors, including a candidate’s character, judgment, business experience, acumen, and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

4.                 Director Orientation and Continuing Education.   The Company has an orientation process for new Board members that includes materials about the Company and the industry, meetings with senior management and visits to the Company. All new members of the Board are strongly encouraged to participate in the Company’s orientation program for directors. Other directors may also attend the orientation program. All directors will be offered the opportunity and encouraged to participate in continuing education programs in order to stay current and knowledgeable about their roles and responsibilities as directors. Such orientation and continuing education programs shall be overseen by the Corporate Governance and Nominating Committee.

5.                 Board Composition—Majority of Independent Directors.   It is the Company’s policy that the Board consist of a majority of independent directors as defined under the New York Stock Exchange rules and as further determined pursuant to these Guidelines and under Director Qualification Standards recommended by the Corporate Governance and Nominating Committee and approved by the Board. In addition to applying these Guidelines, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of person or organization with which the director has an affiliation. The Board will, at least annually, analyze and make an affirmative determination as to the independence of its Board members to ensure compliance with this policy.

6.                 Term Limits.   The Board does not believe it should limit the number of terms an individual may serve as a director. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company’s history, policies and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through the evaluation and nomination process described in these guidelines.

7.                 Retirement Age.   The Board believes that 72 is an appropriate retirement age for outside directors. No director who is, or would be, over the age of 72 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the mandatory retirement age for a specific director in exceptional circumstances. Any such waiver must be renewed annually.

8.                 Directors with Significant Job Changes.   It is the policy of the Board that when a director’s principal occupation or business association changes substantially during his or her tenure as a director, such director shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board the action to be taken with respect to the resignation.

9.                 Selection of CEO and Chairman.   It is the Company’s current practice that the positions of Chairman of the Board and CEO be held by the same person, except in unusual circumstances. This combination has served the Company well for many years. The Board selects the Company’s CEO and Chairman in the manner that it determines to be in the best interests of the Company’s shareholders.

10.          Limitation on Other Board or Committee Service.   Ordinarily, Directors should not serve on more than five other boards of public companies in addition to the Company Board and the board of directors of a director’s employer. Current positions in excess of these limits may be maintained unless the Board of Directors determines that doing so would impair the Director’s service on the Company’s Board.  For Audit Committee members, the Board will determine whether the simultaneous service on the audit committees of more than three public companies impairs a director’s ability to effectively serve on the Company’s audit committee. Service on boards and/or committees of other organizations must be consistent with the Company’s conflict of interest policies.

11.          Lead Director.   An independent director shall be designated by the Board, based on the recommendation of the Corporate Governance and Nominating Committee, as the Lead Director.

The Lead Director shall assume the responsibility of ensuring that the Board is acting in conformity with good corporate governance practices and in the long-term best interests of the Company. While the rotation of the Lead Director, among the independent directors will be considered periodically, rotation is not required because the Board believes that there are significant benefits to continuity. The Lead Director  shall assume additional responsibilities, including the following:

•       Advising the Chairman of the Board

•        as to appropriate scheduling for Board meetings;

•        with respect to the quality, quantity and timeliness of information provided from Company management to the Board;

•        with respect to the agendas of Board and committee meetings

•       Developing agendas for and presiding over executive sessions of the Board’s non-management directors; and

•       Assisting the Board and the Corporate Governance and Nominating Committee in monitoring and implementing these Corporate Governance Guidelines.

12.          Conflicts of Interest.   To help maintain the independence of the Board, all directors are required to deal at arm’s length with the Company and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.  If an actual or potential conflict of interest develops because of a change in the business of the Company or a subsidiary, or in a director’s circumstances (for example, significant and ongoing competition between the Company and a business with which the director is affiliated), the director should report the matter immediately to the Corporate Governance and Nominating Committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, shall recuse himself or herself from participation in the discussion, and shall not vote on the matter.

13.          Communications.   The Chairman and CEO is responsible for establishing effective communication with the Company’s stakeholder groups, i.e., shareholders, customers, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside directors with meeting with shareholders, but it is suggested that any such meetings be held with management present.

14.          Attendance at Annual Meetings of Shareholders.   It is the policy of the Company that at all members of the Board of Directors attend each annual meeting of shareholders absent special circumstances.

Director Responsibilities

The Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In fulfilling these roles, each director must act in what he or she reasonably believes to be in the best interests of the Company and must exercise his or her business judgment.

1.                 Participation at Board Meetings.   The Company expects directors to be active and engaged in discharging their duties and to keep themselves informed about the business and operations of the Company.  Absent extenuating circumstances, Board members are expected to attend all Board meetings and the meetings of the committees on which they serve and to prepare themselves for these meetings. Any written materials which would assist directors in preparing for a Board or committee meeting shall be distributed to the directors in advance of the meeting, to the extent possible, and directors are expected to review such materials prior to the meeting.

2.                 Company Performance and Corporate Strategy.   The Board reviews the Company’s financial performance on a regular basis at Board meetings and through periodic updates. The Board also reviews and approves, at least annually, the Company’s long-term strategy, and assess its strategic, competitive and financial performance, on both an absolute basis and in relation to the performance, practices and policies of its peers and competitors.

Board Meetings; Involvement of Senior Management

1.                 Board Meetings—Frequency and Agenda.   The Board believes it is imperative to meet frequently with management in order to stay current with the business. To this end, the Board has determined to meet at least once per quarter, and more frequently as the Chairman or any member of the Board requests. The Chairman of the Board and CEO, taking into account recommendations from the Lead Director and other members of the Board, will set the agenda for each Board meeting, and will distribute the agenda in advance to each director.

2.                 Advance Distribution of Materials.   All information and data that is relevant to the Board’s understanding of matters to be discussed at an upcoming Board meeting where feasible will be distributed in writing or electronically to all members of the Board in advance of the meeting. This will help facilitate the efficient use of time at Board meetings to deliberate and make decisions on key Company issues. In preparing this information, management should ensure that the materials being distributed are as concise as possible while giving directors sufficient information to make informed decisions. The Board acknowledges that certain items to be discussed at Board meetings are of an extremely sensitive nature and that the distribution of materials on these matters prior to Board meetings may not be appropriate.

3.                 Access to Management, Employees and Independent Advisors.   The Board will have free access to management and all other employees of the Company and to its outside counsel and auditors in order to ensure that directors can ask all questions and obtain all information necessary to fulfill their duties. The Board may specify a protocol for making such inquiries. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered. The Board is authorized to hire independent legal, financial or other advisors as they may consider necessary, without conferring with or obtaining the approval of management.

4.                 Executive Sessions of Independent Directors.   The independent directors of the Company will meet in executive session without management directors or management present at least two times each year. Executive sessions of the independent directors will be called and chaired by the Lead Director. These executive session discussions may include such topics as the independent directors determine, provided, however, that all actions of the Board (including decisions on any significant matters) will be taken separately at a full Board meeting.

Performance Evaluations; Succession Planning

1.                 Annual Management Evaluation.   At least annually, the Compensation Committee will conduct a review of the performance of the CEO and senior management (who are members of the management executive committee) against preset goals. The Compensation Committee establishes the evaluation process and determines the specific criteria on which the performance of the CEO and senior management is evaluated. The Compensation Committee will present its findings to the full Board. The Board will review the Compensation Committee’s report in order to ensure that management’s performance is satisfactory and that management is providing the best leadership for the Company in the long and short-term.

2.                 Succession Planning.   The Board works with the CEO to plan for CEO succession, as well as to develop plans for interim succession for the CEO in the event of the incapacitation, retirement, removal or other unexpected occurrence affecting the CEO. Succession planning is reviewed by the Board as it deems warranted. To assist the Board with succession planning, the CEO annually provides the Compensation Committee with an assessment of senior officers and of their potential to succeed him.

3.                 Board and Committee Self-Evaluation.   The Corporate Governance and Nominating Committee is responsible for conducting an annual evaluation of the performance of the full Board and its committees to determine whether it and the committees are functioning effectively. This process shall also include annual self-assessments by each Board committee, relying on a review process similar to that used by the Board, with performance criteria for each committee established on the basis of its charter. The Corporate Governance and Nominating Committee shall report its conclusions to the Board. The Corporate Governance and Nominating Committee’s report should generally include an assessment of the Board’s and committees’ compliance with the principles set forth in these guidelines, as well as identification of areas in which the Board and/or any committee could improve performance.

4.                 Evaluation of Individual Director Performance.   It is the policy of the Board to have the Corporate Governance and Nominating Committee assess the performance of each individual director standing for re-election at the next shareholders’ meeting. This performance assessment addresses factors such as each director’s meeting attendance, core competencies, independence and level of commitment. The Corporate Governance and Nominating Committee shall consider not only an individual’s qualities, performance and professional responsibilities, but also the then composition of the Board and the challenges and needs of the Board at that time. The Corporate Governance and Nominating Committee shall also consider the impact of any change in the principal occupation of existing directors. Upon completion of the individual director evaluation process, the Committee shall report to the full Board its conclusions and recommendations for nominations to the Board.

                       The Corporate Governance and Nominating Committee will also review and consider the performance of any individual director if a situation were to arise that interfered with the proper performance of his or her duties as a member of the Board.

Compensation and Stock Ownership

1.                 Board Compensation Review.   The Corporate Governance and Nominating Committee shall review and approve compensation (including stock option grants and other equity-based compensation) for the Company’s directors. All non-employee Board members are compensated for their service as Directors, as well as being reimbursed for expenses incurred in attending Board and Committee meetings. Such compensation may be in the form of annual cash fees, stock option grants, and other forms of compensation as approved by the full Board. Company management will report to the Corporate Governance and Nominating Committee on an annual basis as to how the Company’s director compensation practices compare with those of other similar public corporations.

2.                 Audit Committee Compensation.   Audit Committee members may not receive any consulting, advisory or other compensatory fee from the Company other than director’s compensation for their Committee and Board service. Members of the Audit Committee may continue to receive annual cash fees, meeting fees and option grants as part of their compensation for their Committee and Board service.

3.                 Director Stock Ownership.   The Board believes that, in order to align the interests of directors and shareholders, directors should, to the extent permissible, have a significant financial stake in the Company. In furtherance of this policy, the Board believes that each director who has served on the

Board for at least 2 years should own a minimum of Company stock (excluding option holdings) worth at least two times the annual retainer paid to all Board members (excluding additional compensation provided for chairmanships or lead director service), provided, however that Board members who are subject to third party restrictions on their stock holdings (e.g., such as academic institutions), shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. The Board will evaluate whether exceptions should be made in the case of any director who, due to his or her unique financial circumstances, would incur a hardship by complying with this requirement.

4.                 Selling Company Stock/Exercising Stock Options.   The Board believes there is no justification in adopting specific restrictions on sales of Company stock by directors. However, the Board believes that when directors decide to sell Company stock, the Company does benefit from orderly and planned sales. Accordingly, when a Board member wishes to sell Company stock, s/he is encouraged to sell through the use of Rule 10b5-1 plans, which plans must be approved by the General Counsel (or his designee). Each approved plan must be provided to the Company’s legal department for administrative purposes. The Board also believes it is in the Company’s best interest to prohibit directors from hedging or margin borrowing of Company stock. All sales and purchases of Company stock by the members of the Board will be posted on, or made accessible through, the Company’s website promptly following the filing of the respective Form 4.

5.                 Charitable Contributions.   Proposed sizeable charitable contributions or pledges of charitable contributions by the Company to an entity of which a director or a member of his or her immediate family serves as a director, officer, employee or member of such entity’s fund-raising organization, shall be subject to prior review and approval by the Corporate Governance and Nominating Committee.

6.                 Loans to Directors.   The Company will not make any personal loans or extensions of credit to directors.

Committees

1.                 Number and Type of Committees.   The Board has five committees—Executive, Audit, Compensation, Corporate Governance and Nominating, and Science and Technology Committee. The Audit, Compensation and Corporate Governance and Nominating Committees shall at all times be composed entirely of independent directors meeting the independence requirements of the New York Stock Exchange rules. The Board may add new committees or remove existing committees as it deems advisable for purposes of fulfilling its primary responsibilities. The Compensation Committee and the Corporate Governance and Nominating Committee will meet at least two times each year, and the Audit Committee will meet at least quarterly. Each committee will perform its duties as assigned by the Board of Directors in compliance with Company bylaws. These may be described briefly as follows:

•       Executive Committee.   While it is the general policy of the Company that all major decisions be considered by the Board as a whole, the Board has delegated authority to an Executive Committee to act on its behalf between regularly scheduled Board meetings or when authority has been specifically delegated to the Executive Committee by the full Board. The Executive Committee shall consist of the Chairman of the Board and the Chairs of each of the Board committees.

•       Audit Committee.   The Audit Committee assists the Board in, among other things, its oversight of the integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s independent auditors; and compliance with legal and regulatory requirements. The Audit Committee reviews the work of the Company’s internal accounting and audit processes. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Committee engages the

Company’s independent auditors in accordance with the Policy on Audit, Audit-Related and Non-Audit Services.

•       Compensation Committee.   The Compensation Committee reviews compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to the success of the Company.  In addition, the Compensation Committee reviews, approves and makes recommendations of the Company’s compensation and benefits policies generally, including incentive and equity-based compensation plans, to ensure that they meet corporate objectives. The Compensation Committee also administers the Company’s stock plans, reviews the performance and determines compensation of the CEO and reviews the CEO’s recommendations on performance and compensation for all Company officers. The Committee reports the results of its reviews and any action it takes with respect to the compensation of the Company’s CEO and other senior executives to the Board.

•       Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and considers director nominees, including those submitted by shareholders in accordance with the By-laws. The Committee also makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board and compensation of non-employee directors. This Committee also performs other duties as are described elsewhere in these guidelines.

•       Science and Technology Committee.   The Science and Technology Committee examines management’s direction and investment in the Company’s research and development and technology initiatives. The Committee functions as a broadly knowledgeable and objective group of scientists and non-scientists to consider and report periodically to the Board on matters relating to the investment in the Company’s research and development and technology initiatives.

2.                 Composition of Committees; Committee Chairpersons.   Each of the Audit, Compensation, and Corporate Governance and Nominating Committees will at all times consist solely of independent directors meeting the independence requirements of the New York Stock Exchange. The Board is responsible for the appointment of committee members and committee chairpersons, based upon the recommendation of the Corporate Governance and Nominating Committee and according to criteria that it determines to be in the best interest of the Company and its shareholders. While the rotation of committee members and committee chairs will be considered periodically, rotation is not required because the Board believes there are significant benefits attributable to continuity and experience gained in service on a particular committee over time.

Officers

1.                 Section 16 Officers.   At least annually, the Board will review the list of employees designated as Section 16 officers to determine whether any changes need to be made to the designated group. It is the general policy of the Board that all employees who are Corporate Senior Vice Presidents or Corporate Executive Vice Presidents of the Company be designated as Section 16 officers. The Section 16 status of Corporate Vice Presidents will be determined on a case-by-case basis.

2.                 Minimum Stock Ownership for Officers.   The Board believes that, in order to align the interests of the Company’s senior management and its shareholders, officers should have a significant financial stake in the Company. In furtherance of this policy, the Board believes that, within two years of attaining a title listed below, such officers of the Company shall hold Company stock (excluding stock options) worth at least the specified amount set forth below:

CEO	4X base salary	Sr. VP	2X base salary
EVP	3X base salary	VP	1X base salary

The Board will evaluate whether exceptions should be made in the case of any officer who, due to his or her unique financial circumstances, would incur a hardship by complying with this requirement.

3.                 Selling Company Stock/Exercising Stock Options.   The Board believes there is no justification in adopting specific restrictions on officers’ stock sales. However, the Board believes that when officers decide to sell Company stock, the Company does benefit from orderly and planned sales. Accordingly, the Board recommends that Section 16 officers sell Company stock principally through the use of Rule 10b5-1 plans, which plans must be approved by the General Counsel (or his designee). Each approved plan must be provided to the Company’s legal department for administrative purposes. The Board also believes it is in the Company’s best interest to prohibit officers of the Company from hedging or margin borrowing of Company stock. All sales and purchases of Company stock by the Company’s Section 16 officers will be posted on, or made accessible through, the Company’s website promptly following the filing of the respective Form 4.

4.                 Loans to Executive Officers.   The Company will not make any personal loans or extensions of credit to executive officers of the Company.

These governance principles are reviewed by the Board from time to time.

Director Qualification Standards for Independence

Annually, the Board analyzes and makes an affirmative determination as to the independence of its Board members to ensure that a majority of the Board consists of independent directors. The Board has adopted the following Director Qualification Standards to assist it in determining director independence. These Standards either meet or exceed the independence requirements of the New York Stock Exchange.

1.     The Board has adopted a test for a material relationship that would impair a director’s independence. The Board has determined that “material relationships” include commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. The Board has also determined that a “material customer relationship” exists when, within the preceding three years,  a director is or has been an executive officer or employee, or whose immediate family member is or has been an executive officer, of a customer of the Company which (a) derives, or is expected to derive, 1% or more of its gross revenues from the Company, or (b) makes payments to or is expected to make payments to the Company that exceeds 1% or more of such customer’s gross revenues.  A “material customer relationship” does not exist when a director is an executive or retired executive of a customer of the Company, unless the threshold has been met.

2.     A director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization and the Company’s discretionary charitable contributions to the organization are more than 1% of that organization’s total annual charitable receipts during its last completed fiscal year.

3.     A director will not be considered independent if, within the preceding three years:

(a)    the director was employed by the Company or an immediate family member of the director was employed by the Company as an executive officer;

(b)   the director, or an immediate family member of the director, received more than $100,000 in any 12-month period in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company);

(c)    the director was affiliated with or employed by the Company’s independent auditor, or an immediate family member of the director was affiliated with or employed by the Company’s independent auditor as a partner, principal, manager, or in any other professional capacity;

(d)   an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

4.     A director will not be considered independent if:

(a)    the director or a family member* is a current partner of the Company’s internal or external audit firm, or the director is a current employee of such firm;

(b)   the director has a family member* who is a current employee of the Company’s internal or external audit firm and participates in the firm’s audit assurance or tax compliance (but not tax planning) practice; or

(c)    the director or a family member* was within the last three years (but is no longer) a partner or employee of the Company’s internal or external audit firm and personally worked on the Company’s audit.

5.     In addition to the requirement that a majority of the Board satisfy the independence standards discussed herein, members of the Audit Committee must also satisfy an additional NYSE independence requirement. Specifically, Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than director’s compensation for their Committee and Board service. Members of the Audit Committee may continue to receive option grants as part of their compensation for their Board and Committee service.

6.     All directors are required to deal at arm’s length with the Company and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest. If an actual or potential conflict of interest develops because of a change in the business of the Company or a subsidiary, or in a director’s circumstances (for example, significant and ongoing competition between the Company and a business with which the director is affiliated), the director should report the matter immediately to the Corporate Governance and Nominating Committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, shall recuse himself or herself from participation in the discussion, and shall not vote on the matter.

7.     The Company will not make any personal loans or extensions of credit to directors or executive officers of the Company.

*                    For this section only, “family member” means the director’s spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

Proxy

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

251 Ballardvale Street
Wilmington, MA 01887
(978) 658-6000

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2007

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Stockholders to be held at 8:30 a.m. on Tuesday, May 8, 2007 at the Beechwood Hotel, 363 Plantation Street, Worcester, MA  01605,  and hereby appoints James C. Foster, Thomas F. Ackerman and Joanne P. Acford, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

3/21/2007 MLD DRAFT

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.

Annual Meeting Proxy Card

A. Proposals - The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors: 01 - James C. Foster, 02- Stephen D. Chubb, 03 - George E. Massaro, 04 - George M. Milne, Jr., 05 - Douglas E. Rogers, 06 -Samuel O. Thier, 07 - William H. Waltrip.

	☐	Mark here to Vote FOR All Nominees
	☐	Mark here to WITHOLD Vote From All Nominees
	☐	FOR ALL EXCEPT			To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right	01 - ☐ 02 - ☐ 03- ☐ 04 - ☐ 05 - ☐ 06 - ☐ 07- ☐

		FOR	AGAINST	ABSTAIN

2.	Proposal to approve the Company’s 2007 Incentive Plan Authorizing the Issuance of up to 6,300,000 Shares of Common Stock	☐	☐	☐

3	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public registered public accounting firm for the fiscal year ending December 29, 2007.	☐	☐	☐

	B. Non-Voting Items Change of				Meeting Attendance – Mark box to the right if you plan to attend the annual meeting	☐

Address – Please print new address below

C  Authorized Signatures – This section must be completed for your vote to be counted.  – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Signature 1 – Please keep signature within the box:	Signature 2 – Please keep signature within the box:	Date (mm/dd/yyyy):